Prospectus Supplement No. 1

Filed Pursuant to Rule 424(b)(8)

Registration No. 333-229524

June 24, 2019

16,742,104 Shares

10,312,078 Warrants

This Prospectus Supplement supplements and amends the Prospectus dated May 14, 2019 (the “Prospectus”), relating to the resale of up to 16,742,104 outstanding shares of common stock of Phunware, Inc. (the “Company”), and 10,312,078 outstanding warrants of the Company, by the selling stockholders identified in the Prospectus.

This Prospectus Supplement includes information set forth in our attached (i) Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, as filed with the Securities and Exchange Commission on May 15, 2019; (ii) Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 20, 2019; and (iii) Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 5, 2019.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto. This Prospectus Supplement should be read in conjunction with the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 24, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒    QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2019

☐    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                    to

Commission file number: 001-37862

PHUNWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-4413774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7800 Shoal Creek Blvd, Suite 230-S Austin, TX	78757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: 512-693-4199

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Each Exchange on Which Registered:
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

As of May 9, 2019, 38,888,285 shares of common stock, par value $0.0001 per share, were issued and outstanding.

EXPLANATORY NOTE

On December 26, 2018, Stellar Acquisition III, Inc., a Republic of the Marshall Islands corporation incorporated in December 2015 (“Stellar”), deregistered as a corporation in the Republic of the Marshall Islands and domesticated as a corporation incorporated under the laws of the State of Delaware upon the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “Domestication”). Upon the effectiveness of the Domestication, Stellar became a Delaware corporation and, upon the consummation of the Business Combination (as defined below), Stellar changed its corporate name to “Phunware, Inc.” (the “Successor” or the “Company”) and all outstanding securities of Stellar were deemed to constitute outstanding securities of the Successor. Also on December 26, 2018, STLR Merger Subsidiary Inc., a wholly-owned subsidiary of Stellar (“Merger Sub”), merged with and into Phunware, Inc. (“Phunware”), a corporation incorporated in Delaware in February 2009, with Phunware surviving the merger (the “Merger”) and becoming a wholly-owned subsidiary of the Successor (the “Business Combination” or “Reverse Merger and Recapitalization”). Upon the consummation of the Business Combination, Phunware changed its corporate name to “Phunware OpCo, Inc.” As of the open of trading on December 28, 2018, the common stock and warrants of the registrant began trading on the Nasdaq Capital Market as “PHUN” and “PHUNW,” respectively.

In connection with the consummation of the Business Combination, on December 26, 2018, the board of directors of the Successor approved a change of its fiscal year end from November 30 to a calendar year ending December 31, effective immediately. Accordingly, the new fiscal year will begin on January 1 and end on December 31.

TABLE OF CONTENTS

		PAGE
PART I	FINANCIAL INFORMATION	1
Item 1.	Financial Statements	1
	Condensed Consolidated Balance Sheets as of March 31, 2019 and December 31, 2018	1
	Condensed Consolidated Statements of Operations and Comprehensive Loss for the three months ended March 31, 2019 and 2018	2
	Condensed Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Equity for the three months ended March 31, 2019 and 2018	3
	Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2019 and 2018	4
	Notes to Condensed Consolidated Financial Statements	5
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	22
Item 3.	Quantitative and Qualitative Disclosures About Market Risk	33
Item 4.	Controls and Procedures	33

PART II	OTHER INFORMATION	34
Item 1.	Legal Proceedings	34
Item 1A.	Risk Factors	34
Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	38
Item 3.	Defaults Upon Senior Securities	39
Item 4.	Mine Safety Disclosures	39
Item 5.	Other Information	39
Item 6.	Exhibits	39

	Signatures	40

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Report includes forward-looking statements. All statements other than statements of historical facts contained in this Report, including statements regarding our future results of operations and financial position, business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Report are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under “Risk Factors” may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this Report. In addition, even if our results of operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this Report, those results or developments may not be indicative of results or developments in subsequent periods.

ii

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

Phunware, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except per share information)

	March 31,	December 31,
	2019	2018
Assets:	(Unaudited)
Current assets:
Cash	$1,065	$844
Accounts receivable, net	2,738	3,606
Prepaid expenses and other current assets	1,036	272
Total current assets	4,839	4,722

Property and equipment, net	50	66
Goodwill	25,846	25,821
Intangible assets, net	448	521
Deferred tax asset – long term	64	64
Restricted Cash	—	5,500
Other assets	187	187
Total assets	$31,434	$36,881

Liabilities, redeemable convertible preferred stock, and stockholders’ equity
Current liabilities:
Accounts payable	$8,600	$9,890
Accrued expenses	2,968	3,028
Deferred revenue	2,904	2,629
Factored receivables payable	1,631	2,434
Short term notes payable - related party	—	1,993
Total current liabilities	16,103	19,974

Deferred tax liability	64	64
Deferred revenue	4,447	5,622
Deferred rent	13	17
Total liabilities	20,627	25,677

Commitments and contingencies (see Note 5)	—	—
Redeemable convertible preferred stock, $0.0001 par value (see Note 7)	—	5,377

Stockholders’ equity
Common stock, $0.0001 par value (see Note 8)	4	3
Additional paid in capital	125,421	118,062
Accumulated other comprehensive loss	(391)	(418)
Accumulated deficit	(114,227)	(111,820)
Total stockholders’ equity	10,807	5,827
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$31,434	$36,881

The accompanying notes are an integral part of these condensed consolidated financial statements.

Phunware, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share information)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018

Net revenues	$5,315	$4,980
Cost of revenues	2,617	2,867
Gross profit	2,698	2,113

Operating expenses:
Sales and marketing	724	1,919
General and administrative	3,975	4,488
Research and development	1,309	2,300
Total operating expenses	6,008	8,707
Operating loss	(3,310)	(6,594)

Other income (expense):
Interest expense	(188)	(202)
Fair value adjustment for warrant liabilities	—	(54)
Impairment of digital currencies	—	(313)
Other income (expense)	4	(1)
Total other expense	(184)	(570)
Loss before taxes	(3,494)	(7,164)
Income tax benefit	—	—
Net loss	(3,494)	(7,164)
Other comprehensive income
Cumulative translation adjustment	27	54
Comprehensive loss	$(3,467)	$(7,110)
Net loss per share, basic and diluted	$(0.12)	$(0.29)
Weighted-average shares used to compute net loss per share, basic and diluted	30,264	24,952

The accompanying notes are an integral part of these condensed consolidated financial statements.

Phunware, Inc.

Condensed Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Equity

(In thousands)

(Unaudited)

					Additional		Other	Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity
Balances as of December 31, 2017	-	-	24,559	$3	$110,265	$(102,017)	$(347)	$7,904
Exercise of stock options, net of vesting of restricted shares	-	-	33	-	25	-	-	25
Issuance of common stock, net of issuance costs	-	-	543	-	4,804	-	-	4,804
Stock-based compensation expense	-	-	-	-	149	-	-	149
Cumulative translation adjustment	-	-	-	-	-	-	54	54
Net loss	-	-	-	-	-	(7,164)	-	(7,164)
Balances as of March 31, 2018	-	-	25,135	$3	$115,243	$(109,181)	$(293)	$5,772

					Additional		Other	Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity
Balances as of December 31, 2018	6	$5,377	27,253	$3	$118,062	$(111,820)	$(418)	$5,827
Exercise of stock options, net of vesting of restricted shares	-	-	61	-	35	-	-	35
Exercise of common stock warrants for cash	-	-	617	-	6,184	-	-	6,184
Exercise of common stock warrants pursuant to cashless provisions	-	-	10,400	1	(1)	-	-	-
Series A convertible preferred stock redeemed for cash	(6)	(5,377)	-	-	(863)	-	-	(863)
Waiver of sponsor promissory note originally issued in conjunction with Reverse Merger and Recapitalization	-	-	-	-	1,993	-	-	1,993
Stock-based compensation expense	-	-	-	-	11	-	-	11
Cumulative-effect adjustment resulting from the adoption of ASU 2014-09 (Note 2)						1,087		1,087
Cumulative translation adjustment	-	-	-	-	-	-	27	27
Net loss	-	-	-	-	-	(3,494)	-	(3,494)
Balances as of March 31, 2019	-	-	38,331	4	$125,421	$(114,227)	$(391)	$10,807

The accompanying notes are an integral part of these condensed consolidated financial statements.

Phunware, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Operating activities
Net loss	$(3,494)	$(7,164)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	16	15
Loss on sale of digital currencies	4	—
Bad debt expense	15	—
Amortization of acquired intangibles	75	109
Change in fair value of warrants	—	55
Impairment of digital currencies	—	313
Stock-based compensation	11	149
Changes in operating assets and liabilities:
Accounts receivable	850	1,569
Prepaid expenses and other assets	(34)	(321)
Accounts payable	(1,290)	1,656
Accrued expenses	(87)	(261)
Deferred revenue	(182)	584
Net cash used in operating activities	(4,116)	(3,296)

Investing activities
Proceeds received from sale of digital currencies	88	—
Payments for note receivable	—	(201)
Net cash provided by (used in) investing activities	88	(201)

Financing activities
Net (repayments) proceeds from factoring agreement	(803)	763
Proceeds from common stock subscriptions, net of issuance costs	—	2,601
Proceeds from warrant exercises	5,731
Proceeds from exercise of options to purchase common stock	35	25
Series A convertible preferred stock redemptions and dividend payments	(6,240)	—
Net cash (used in) provided by financing activities	(1,277)	3,389

Effect of exchange rate on cash and restricted cash	26	40

Net decrease in cash and restricted cash	(5,279)	(68)
Cash and restricted cash at the beginning of the period	6,344	308
Cash and restricted cash at the end of the period	$1,065	$240

Supplemental disclosure of cash flow information
Interest paid	$213	$185
Proceeds due from transfer agent for warrant exercises	$361	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Phunware, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
(In thousands, except share and per share information)

(unaudited)

1. The Company and Basis of Presentation

The Company

Phunware, Inc. (the “Company”) is a provider of Multiscreen as a Service (MaaS) solutions, an integrated customer engagement platform that enables organizations to develop customized, immersive, branded mobile applications. The Company sells its services in vertical markets, including health care, retail, hospitality, transportation, sports, and entertainment. The Company enables brands to engage, manage, and monetize their anytime-anywhere mobile users. The Company’s MaaS technology is available in software development kit form for organizations developing their own application, via customized development services, and prepackaged solutions. Through its integrated mobile advertising platform of publishers and developers, the Company also maximizes mobile monetization through an advertising product suite including real-time bidding, publisher mediation and yield optimization, cross-platform ad creation, and dynamic ad serving. Founded in 2009, the Company is a Delaware corporation headquartered in Austin, Texas.

Business Combination

On February 27, 2018, Phunware entered into an Agreement and Plan of Merger, as amended (collectively, the “Merger Agreement”) with Stellar Acquisition III, Inc. (“Stellar”). On December 26, 2018, the Company consummated the transaction contemplated by the Merger Agreement (the “Reverse Merger and Recapitalization”). In connection with the closing of the Reverse Merger and Recapitalization, the registrant changed its name from Stellar Acquisition III, Inc. to Phunware, Inc. (“Successor”). Furthermore, the holders of Phunware’s preferred stock converted all of their issued and outstanding shares of preferred stock into shares of Phunware common stock at a conversion ratio of one share of common stock for each share of preferred stock (the “Preferred Stock Exchange”). Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Reverse Merger and Recapitalization (the “Effective Time”): (i) all shares of Phunware common stock and preferred stock (the “Phunware Stock”) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Exchange) converted into the right to receive the Stockholder Merger Consideration (as defined below); (ii) each outstanding warrant to acquire shares of Phunware Stock was cancelled, retired and terminated in exchange for the right to receive from the Successor a new warrant for shares of Successor common stock with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration, but with terms otherwise the same as the Phunware warrant (each, a “Replacement Warrant”); and (iii) each outstanding option to acquire Phunware Stock (whether vested or unvested) was assumed by the Successor and automatically converted into an option to acquire shares of Successor common stock, with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration (each, an “Assumed Option”). The shares of Successor common stock and the Transferred Sponsor Warrants transferred to Phunware stockholders are collectively referred to as “Stockholder Merger Consideration”. The per share Merger Consideration paid to Phunware Stockholders was 0.459 shares of Successor stock for each share of Phunware Stock.

Unless otherwise noted, the financial statements, footnotes, and basic and dilutive net loss per share presented give retroactive effect of the Reverse Merger and Recapitalization.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) and include the Company’s accounts and those of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The balance sheet at December 31, 2018 was derived from the Company’s audited consolidated financial statements, but these interim consolidated financial statements do not include all the annual disclosures required by U.S. GAAP. These condensed interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2018, which are referenced herein. The accompanying interim consolidated financial statements as of March 31, 2019 and for the three months ended March 31, 2019 and 2018, are unaudited. The unaudited interim financial statements have been prepared on a basis consistent with the audited financial statements, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary to fairly state the Company’s financial position as of March 31, 2019 and the results of operations for the three months ended March 31, 2019 and 2018, and cash flows for the three months ended March 31, 2019 and 2018. The results for the three months ended March 31, 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2019 or for any future interim period.

Going Concern

Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements - Going Concern (ASC 205-40) requires management to assess the Company’s ability to continue as a going concern for one year after the date the financial statements are issued. Under ASC 205-40, management has the responsibility to evaluate whether conditions and/or events raise substantial doubt about the Company’s ability to meet future financial obligations as they become due within one year after the date that the financial statements are issued. As required by this standard, management’s evaluation shall initially not take into consideration the potential mitigating effects of management’s plans that have not been fully implemented as of the date the financial statements are issued.

The Company has a history of operating losses and negative operating cash flows. Although the Company continues to focus on growing its revenues, it expects these trends to continue into the foreseeable future.

The Company’s assessment included the preparation of a detailed cash forecast that included all projected cash inflows and outflows. Future plans may include utilizing existing credit lines and/or obtaining new credit lines, expanding credit lines, issuing additional equity securities, including the exercise of warrants, and reducing overhead expenses. Despite a history of successfully implementing similar plans to alleviate the adverse financial conditions, these sources of working capital are not currently assured, and consequently do not sufficiently mitigate the risks and uncertainties disclosed above. There can be no assurance that the Company will be able to obtain additional funding on satisfactory terms or at all. In addition, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s capital needs and support its growth. If additional funding cannot be obtained on a timely basis and on satisfactory terms, its operations would be materially negatively impacted. The Company has concluded there is substantial doubt about its ability to continue as a going concern through one year from the issuance of these financial statements.

The accompanying condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

2. Summary of Significant Accounting Policies

There have been no changes in significant accounting policies as described in our Annual Report on Form 10-K filed with the SEC on March 20, 2019 for the year ended December 31, 2018, other than those described below.

Changes in Accounting Policies

On January 1, 2019, we adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, as amended (“ASU 2014-09”), and have revised certain related accounting policies in connection with revenue recognition and deferred costs, as follows:

Revenue Recognition

Revenue is recognized upon transfer of control of promised products or services in an amount that reflects the consideration we expect to receive in exchange for those products or services. The Company enters into contracts that can include various combinations of products and services, which are generally capable of being distinct, distinct within the context of the contract, and accounted for as separate performance obligations.

Our contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Judgment is required to determine whether a software license is considered distinct and accounted for separately, or not distinct and accounted for together with the software support and services and recognized over time.

Platform Subscriptions and Services Revenue

The Company derives subscription revenue from software license fees, which comprise subscription fees from customers licensing the Company’s Software Development Kits (SDKs), which includes accessing the MaaS platform and/or MaaS platform data; application development service revenue from the development of customer applications, or apps, which are built and delivered to customers; and support fees. The Company’s contract terms generally range from 6 to 60 months, and are non-cancelable, though customers typically have the right to terminate their contracts for cause if the Company materially fails to perform.

Subscription revenue from SDK licenses gives the customer the right to access the Company’s MaaS platform. In accordance with ASC 606, a ‘right to access’ license is recognized over the license period.

Application development revenue is derived from development services around designing and building new applications or enhancing existing applications. The Company plans to recognize application development revenue upon the transfer of control of the completed application or application development services.

Support revenue comprises of support and maintenance fees of customer applications, software updates, and technical support for application development services for a support term. Support revenue is recognized ratably over the support term.

From time to time, the Company also provides professional services by outsourcing employees’ time and materials to customers. Such amounts are typically recorded as the services are delivered.

Application Transaction Revenue

The Company also generates revenue by charging advertisers to deliver advertisements (ads) to users of mobile connected devices. Depending on the specific terms of each advertising contract, the Company generally recognizes revenue based on the activity of mobile users viewing these ads. Fees from advertisers are commonly based on the number of ads delivered or views, clicks, or actions by users on mobile advertisements delivered, and the Company recognizes revenue at the time the user views, clicks, or otherwise acts on the ad. The Company sells ads through several offerings: cost per thousand impressions, on which advertisers are charged for each ad delivered to 1,000 consumers; cost per click, on which advertisers are charged for each ad clicked or touched on by a user; and cost per action, on which advertisers are charged each time a consumer takes a specified action, such as downloading an app. In addition, the Company generates application transaction revenue thru in-app purchases from application on our platform.

In the normal course of business, the Company acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in its transactions with advertisers. Control is a determining factor in assessing principal versus agent relation. The determination of whether the Company is acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of each arrangement. ASC 606 provides indictors of when an entity controls specified goods or services and is therefore acting as a principal. Based on the indicators of control, the Company has determined that it is the principal in all advertising arrangements because it is responsible for fulfilling the promise to provide the specified advertisements to advertising agencies or companies; establishing the selling prices of the advertisements sold; and credit risk with its advertising traffic providers. Accordingly, the Company acts as the principal in all advertising arrangements and therefore reports revenue earned and costs incurred related to these transactions on a gross basis.

The Company records deferred revenue when it receives cash payments from advertiser clients in advance of when the services are performed under the arrangements with the customer. The Company recognizes deferred revenue as revenue only when the revenue recognition criteria are met.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Items subject to the use of estimates include revenue recognition for contract completion, useful lives of long-lived assets including intangibles, valuation of intangible assets acquired in business combinations, reserves and certain accrued liabilities, determination of the provision for income taxes, and fair value of equity instruments.

Loss per Common Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Restricted shares are subject to repurchase provisions relating to early exercises under the Company’s 2009 Equity Incentive Plan and were excluded from basic shares outstanding.

Diluted net loss per share is computed by giving effect to all potential shares of common stock, including those related to the Company’s outstanding warrants, to the extent dilutive. For all periods presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Fair Value of Financial Instruments

Authoritative guidance on fair value measurements defines fair value, establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. Fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Observable inputs such as quoted prices in active markets.

Level 2 — Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying value of accounts receivable, prepaid expenses, other current assets, accounts payable, and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of those instruments.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. Although the Company limits its exposure to credit loss by depositing its cash with established financial institutions that management believes have good credit ratings and represent minimal risk of loss of principal, its deposits, at times, may exceed federally insured limits. Collateral is not required for accounts receivable, and the Company believes the carrying value approximates fair value.

Revenue from Fox Networks Group (“Fox”) was 63% compared to 66% of total revenue for the quarter ended March 31, 2019 and 2018, respectively. Revenue from Houston Methodist was 13% of total revenue for the quarter ended March 31, 2019.

Fox accounted for 58% compared to 66% of accounts receivable, net as of March 31, 2019 and December 31, 2018, respectively.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all investments with a maturity of three months or less from the date of acquisition to be cash equivalents. The Company had no cash equivalents at March 31, 2019.

As a result of the Series A Financing (defined and discussed further below), the Company had $5,500 in restricted cash as of December 31, 2018. The Company did not have any restricted cash as of March 31, 2019.

Accounts Receivable and Reserves

Accounts receivable are presented net of allowances. The Company considers receivables past due based on the contractual payment terms. The Company makes judgments as to its ability to collect outstanding receivables and records a bad debt allowance for receivables when collection becomes doubtful. The allowances are based upon historical loss patterns, current and prior trends in its aged receivables, credit memo activity, and specific circumstances of individual receivable balances. Accounts receivable consisted of the following:

	March 31,	December 31,
	2019	2018
Accounts receivable	$6,015	$6,882
Less allowances for doubtful accounts	(3,277)	(3,276)
Balance	$2,738	$3,606

Allowance for doubtful accounts related to the Company’s litigation with Uber was $3,089 as of March 31, 2019 and December 31, 2018. (See Note 5 for more discussion on the Uber litigation.)

Long-Lived Assets

In accordance with authoritative guidance, the Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of all of its long-lived assets, including property and equipment. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the asset to the Company’s business objective. The Company did not recognize any impairment losses during the quarter ended March 31, 2019 or 2018, respectively.

Deferred Revenue

The Company’s deferred revenue balance consisted of the following:

	March 31,	December 31,
	2019	2018
Current deferred revenue
Platform subscriptions and services revenue	$1,769	$1,506
Application transaction revenue	115	133
PhunCoin deposits	1,020	990
Total current deferred revenue	$2,904	$2,629

Non-current deferred revenue
Platform subscriptions and services revenue	$4,447	$5,622
Total non-current deferred revenue	$4,447	$5,622
Total deferred revenue	$7,351	$8,251

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Recently Adopted Accounting Policies

In May 2014, the FASB and the International Accounting Standards Board jointly issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. ASU 2014-09 is a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP and International Financial Reporting Standards. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current authoritative guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each separate performance obligation.

The Company elected to take advantage of the extended transition period provided in Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards. As a result, we adopted the ASU and related guidance as of January 1, 2019 using the modified retrospective method.

The most significant impact of the standard relates to the elimination of the requirement to have vendor specific objective evidence, or VSOE, of fair value to separate and recognize revenue for products and services in a contract. The elimination of the VSOE requirement causes a significant change to the timing of revenue recognition for multiple-element arrangements with our MaaS subscriptions, application development services and related support and maintenance on the development services that lacked VSOE of fair value. Under ASC 606, we recognize the application development services at the time of delivery to our customer and recognize the license subscription and support services ratably over the term of the subscription agreements. Under ASC 605, we recognized all revenue from those arrangements ratably over the term of the subscription or support agreements. Due to the complexity of certain of our revenue contracts, the actual revenue recognition treatment required under the new standard depends on contract-specific terms and in some instances may vary from recognition at the time of delivery. The timing of revenue recognized from professional services for our cloud offerings, perpetual licenses, professional services and hardware remains substantially unchanged.

In addition, Accounting Standards Codification Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers, or ASC 340, requires us to recognize an asset for the incremental costs of obtaining a contract with a customer if our sales incentive programs meet the requirements for capitalization. Previously we recorded these incremental costs of obtaining a contract as commission expense when we booked a sales transaction; whereas under ASC 340, we record an asset for the incremental cost to obtain a contract and recognize the cost over the period commensurate with revenue recognition.

In connection with our adoption of ASC 606 on January 1, 2019, there was an increase to the Company’s deferred income tax liabilities and an offsetting reduction in the valuation allowance recorded against deferred tax assets.  No income tax impact was recorded to retained earnings upon adoption as a result of the full valuation allowance on United States deferred tax assets. During the three months ended March 31, 2019, there is no income tax expense or benefit recorded as a result of the adoption of the ASC 606.

As a result of the adoption of ASC 606, the Company recorded a $1,087 decrease to accumulated deficit as of January 1, 2019.

The decrease to accumulated deficit consisted of a decrease in total liabilities of $718 related to deferred revenue for platform subscriptions and services and an increase in total assets of $369 related to deferred costs for sales commissions. Results for reporting periods beginning January 1, 2019 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC 605.

When implementing ASC 606, the Company applied the practical expedient to reflect the aggregate effect of all contracts that were not completed as of January 1, 2019 when identifying satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price to the satisfied and unsatisfied performance obligations.

Select condensed consolidated balance sheet line items, which reflect the adoption of the new standard, are as follows:

	Balance at December 31, 2018	Adjustments due to ASU 2014-09	Balance at January 1, 2019
Assets:
Prepaid expenses and other current assets	$272	$369	$641
Liabilities:
Deferred revenue short-term	$2,629	$(465)	$2,164
Deferred revenue long-term	$5,622	$(253)	$5,369
Stockholders’ deficit:
Accumulated deficit	$(111,820)	$1,087	$(110,733)

The impact as a result of applying ASC 606 was a decrease of $182 to net revenues and an increase of $46 to sales and marketing expense within the condensed consolidated statement of operations and comprehensive loss for the three months ended March 31, 2019.

The impact of applying ASC 606 was an increase to prepaid expenses of $323 and a decrease of $321 and $215 of current deferred revenue and long term deferred revenue, respectively, in the condensed consolidated balance sheet as of March 31, 2019.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18), which provides amendments to current guidance to address the classification and presentation of changes in restricted cash in the statement of cash flows. We adopted ASU 2016-18 effective January 1, 2019 on a retrospective basis. The adoption of this guidance changed the presentation of restricted cash on the Company’s condensed consolidated statement of cash flows for the three months ended March 31, 2019. There was no impact to the Company’s condensed consolidated statement of cash flows for the three months ended March 31, 2018.

In August 2018, the Security Exchange Commission (SEC) adopted the final rule under SEC Release No. 33-10532, “Disclosure Update and Simplification,” amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of stockholders’ equity for interim financial statements. Under the amendments, an analysis of changes in each caption of stockholders’ equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. This final rule is effective on November 5, 2018. The Company adopted this disclosure with the first presentation included in this Report.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. For operating leases, a lessee is required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. Under current U.S. GAAP, the Company recognizes rent expense on a straight-line basis for all operating leases, taking into account fixed accelerations, as well as reasonably assured renewal periods. The accounting applied by a lessor is largely unchanged from that applied under previous generally accepted accounting principles. This ASU is effective for the Company for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Earlier application is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the effect that the adoption of this ASU will have on its financial statements.

In January 2017, the FASB issued ASU 2017-01 Business Combinations (Topic 805): Clarifying the Definition of a Business. ASU 2017-01 provides a new framework for entities to determine whether a set of assets and activities (together referred to as “a set”) is a business. The amendments in the ASU will assist entities when they evaluate whether transactions should be accounted for as acquisitions (or disposals) either of businesses or of assets. This distinction is important since there are significant differences between the accounting for business combinations and the accounting for acquisitions of assets. Public business entities should apply the amendments to Topic 805 to annual periods beginning after December 15, 2017, including interim periods within those periods. All other entities should apply the amendments to annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. As the Company is an emerging growth company, it has elected to defer implementation. The Company does not believe there will be a material impact to the consolidated financial statements upon adoption.

In January 2017, the FASB issued ASU 2017-04 Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies how all entities assess goodwill for impairment by eliminating Step 2 from the goodwill impairment test. As amended, the goodwill impairment test will consist of one step; comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Public business entities that are SEC filers should adopt the amendments in this ASU for their annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. A public business entity that is not an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. All other entities, including not-for-profit entities, that are adopting the amendments in this Update should do so for their annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We do not anticipate the adoption of ASU 2017-04 will have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13—Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 improves the effectiveness of disclosures about fair value measurements required under ASC 820. ASU 2018-13 is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted upon issuance of this Update. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this Update and delay adoption of the additional disclosures until their effective date. The Company is currently evaluating the impact this ASU has on its consolidated financial statements.

3. Reverse Merger

On February 27, 2018, Phunware entered into an Agreement and Plan of Merger, as amended (collectively, the “Merger Agreement”) with Stellar Acquisition III, Inc. (“Stellar”). On December 26, 2018, the Company consummated the transaction contemplated by the Merger Agreement (the “Reverse Merger and Recapitalization”). In connection with the closing of the Reverse Merger and Recapitalization, the registrant changed its name from Stellar Acquisition III, Inc. to Phunware, Inc. (“Successor”). Furthermore, the holders of Phunware’s preferred stock converted all of their issued and outstanding shares of preferred stock into shares of Phunware common stock at a conversion ratio of one share of common stock for each share of preferred stock (the “Preferred Stock Exchange”). Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Reverse Merger and Recapitalization (the “Effective Time”): (i) all shares of Phunware common stock and preferred stock (the “Phunware Stock”) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Exchange) converted into the right to receive the Stockholder Merger Consideration (as defined below); (ii) each outstanding warrant to acquire shares of Phunware Stock was cancelled, retired and terminated in exchange for the right to receive from the Successor a new warrant for shares of Successor common stock with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration, but with terms otherwise the same as the Phunware warrant (each, a “Replacement Warrant”); and (iii) each outstanding option to acquire Phunware Stock (whether vested or unvested) was assumed by the Successor and automatically converted into an option to acquire shares of Successor common stock, with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration (each, an “Assumed Option”). The shares of Successor common stock and the Transferred Sponsor Warrants transferred to Phunware stockholders are collectively referred to as “Stockholder Merger Consideration”. The aggregate merger consideration paid pursuant to the Merger Agreement to Phunware stockholders amounted to approximately $301 million plus adjustments for cash on-hand as of the date of Closing. The merger consideration paid to Phunware stockholders was paid in the form of shares of Successor common stock. In addition, each holder of Phunware common and convertible preferred stock was entitled to elect to receive such holder’s pro rata share of up to an aggregate of 3,985,244 warrants (the “Transfer Sponsor Warrants”) to purchase shares of Successor common stock that are currently held by certain shareholders of Stellar. The Transfer Sponsor Warrants have the same terms as the Private Placement Warrants described in more detail in Note 8 below. The per share Merger Consideration paid to Phunware Stockholders was 0.459 shares of Successor stock for each share of Phunware Stock.

As consideration for the Transfer Sponsor Warrants transferred to Phunware shareholders, a promissory note was issued to the Sponsors (the “Transfer Sponsor Warrant Note”). The amount of the note was approximately $1,993, which represented $0.50 per warrant transferred to former stockholders of Phunware. The Transfer Sponsor Warrant Note bore no interest and was to mature on December 26, 2019. Shareholders of Phunware forfeited 187,188 shares to receive 3,985,244 Transfer Sponsor Warrants. On January 15, 2019, the Transfer Sponsor Warrant Note was waived and forgiven by the noteholders.

The Company issued 2,211,572 Private Placement Warrants to the Sponsors as repayment in full for certain promissory notes (not the Transfer Sponsor Warrant Note) at the closing of the Reverse Merger and Recapitalization.

In connection with the consummation of the Reverse Merger and Recapitalization, certain holders of shares of Stellar common stock sold in its initial public offering (“Public Shares”) exercised their right to redeem their Public Shares for cash. As a result of these redemptions, the cash proceeds to the Company as a result of the Reverse Merger and Recapitalization was $0.4 million before transaction costs.

In addition, 6,000 shares for aggregate cash proceeds of $6.0 million from the Series A 8% convertible preferred stock financing (“Series A Financing”) were issued in conjunction with the Reverse Merger and Recapitalization. In connection with the Series A Financing, certain Stellar shareholders transferred an aggregate of 250,000 shares of Stellar common stock and 250,000 warrants to purchase shares of Stellar common stock to the Series A Financing investor, and 181,391 shares to certain service providers. See Note 7 for additional discussion on the Series A Financing.

The Sponsors are Astra Maritime Inc. and Dominium Investments Inc., affiliated with the Company’s Chairman of the board of directors and Magellan Investments Corp. and Firmus Investments Inc., affiliated with a member of our board of directors.

4. Factoring Agreement

On June 15, 2016 the Company entered into a factoring agreement with CSNK Working Capital Finance Corp. (d/b/a Bay View Funding) (“Bay View”) whereby it sells select accounts receivable with recourse.

Under the terms of the agreement, Bay View may make advances to the Company of amounts representing up to 80% of the net amount of eligible accounts receivable. The factor facility was collateralized by a general security agreement over all the Company’s personal property and interests. Fees paid to Bay View for factored receivables are 1.80% for the first 30 days and 0.65% for every ten days thereafter, to a maximum of 90 days total outstanding. The Company bears the risk of credit loss on the receivables. These receivables are accounted for as a secured borrowing arrangement and not as a sale of financial assets.

Factor expense of $186 and $201 for the three months ended March 31, 2019 and 2018 respectively, is recorded as interest expense in other expense in the condensed consolidated statements of operations and comprehensive loss. The amount of factored receivables outstanding was $1,631 and $2,434 as of March 31, 2019 and December 31, 2018, respectively. There was $1,369 and $566 available for future advances as of March 31, 2019 and December 31, 2018, respectively.

5. Commitments and Contingencies

Leases

The Company has operating office space leases in Austin, Texas; Newport Beach, California; San Diego, California; and Miami, Florida. Rent expense under operating leases totaled $165 and $152 for the three months ended March 31, 2019 and 2018, respectively.

Future minimum annual lease payments under the Company’s operating leases are as follows:

Future minimum lease obligations years ended December 31,	Lease Obligations
2019 (Remainder)	$407
2020	164
2021	119
2022	119
2023	59
Thereafter	-
Total	$868

Litigation

On September 26, 2017, we filed a breach of contract complaint against Uber Technologies, Inc. seeking approximately $3 million (plus interest) for unpaid invoices for advertising campaign services provided for Uber in the first quarter of 2017. The case, captioned Phunware, Inc. v. Uber Technologies, Inc., Case No. CGC-17-561546 was filed in the Superior Court of the State of California County of San Francisco. On November 13, 2017, Uber generally denied the allegations in our complaint and also filed a cross-complaint against us and Fetch — the advertising agency Uber retained to run its mobile advertising campaign for the period 2014 through the first quarter of 2017 (the “Fetch Campaign”), asserting numerous fraud and contract-based claims. All the claims stem from Uber’s assertion that Fetch and/or we (and/or other-as-yet-unidentified ad networks and publishers) are liable for the fraud-infested Fetch Campaign, under which Uber overpaid Fetch and mobile advertising providers due to fraudulent attribution for installments of the Uber application. Uber does not allege any specific dollar amount that it is seeking in damages against either of the named cross-defendants (Fetch and Phunware). We filed a motion to dismiss the cross-complaint, which was heard on February 7, 2018. The motion was granted in part and denied in part by the Court. On April 16, 2018, the action was designated complex, and the matter has been assigned for all purposes to Judge Wiss of the Superior Court of California, San Francisco County (Department 305). Uber and Fetch have reached an agreement in principle to settle Uber’s claims against Fetch on terms that have not been disclosed to Phunware at this time. The Court has set a trial date of August 12, 2019. The parties have exchanged documents in discovery and depositions are underway. We maintain that our claims against Uber are meritorious and that Uber’s claims against us are not. However, we make no predictions on the likelihood of success of prevailing on our contract action against Uber or on the likelihood of defeating Uber’s claims against us.

From time to time, the Company is and may become involved in various legal proceedings in the ordinary course of business. The outcomes of our legal proceedings are inherently unpredictable, subject to significant uncertainties, and could be material to our operating results and cash flows for a particular reporting period. In addition, for the matters disclosed above that do not include an estimate of the amount of loss or range of losses, such an estimate is not possible, and we may be unable to estimate the possible loss or range of losses that could potentially result from the application of non-monetary remedies.

6. PhunCoin

In June 2018, PhunCoin, Inc., the Company’s wholly-owned subsidiary, launched an offering pursuant to Rule 506(c) of Regulation D as promulgated under the Securities Act of rights (the “Rights”) to acquire PhunCoin (the “Token”).

PhunCoin, Inc. accepts payment in the form of cash and digital currencies for purchases of the Rights. PhunCoin, Inc. plans to sell between $10 million and $100 million of the Rights, which will entitle the Rights holders to receive between approximately 8 billion and 30.5 billion of PhunCoin. The amount of PhunCoin to be issued to the purchaser is equal to the dollar amount paid by the purchaser divided by the price of the PhunCoin at the time of issuance of the PhunCoin during the Token Generation Event (as defined below) before taking into consideration an applicable discount rate, which is based on the time of the purchase (early purchasers will receive a larger discount rate).

Since June 2018, the Company received cash proceeds from its Rights offering of $1,020, pursuant to which the holders of the Rights will receive an aggregate of approximately 484.5 million PhunCoin if the Token Generation Event occurs. The Company recorded proceeds from the Rights sale as current deferred revenue in its consolidated balance sheet.

The rights, privileges, and obligations of Rights holders are set forth as follows:

Issuance of PhunCoin Tokens

The PhunCoin is expected to be issued to Rights holders the earlier of (i) the launch of PhunCoin, Inc.’s blockchain technology enabled rewards marketplace and data exchange (“Token Generation Event”), (ii) one (1) year after the issuance of the Rights to the purchaser, or (iii) the date PhunCoin, Inc. determines that it has the ability to enforce resale restrictions with respect to PhunCoin pursuant to applicable federal securities laws. Proceeds from the Rights offering are generally not refundable if the Token Generation Event is not consummated; however, the Company believes PhunCoin, Inc. has a contractual obligation to use good faith efforts to issue a Token to Rights holders under the Token Rights Agreement.

The Company currently anticipates that PhunCoin will be issued to the holders of the Rights within one year after the Rights are acquired, which would be as early as June 2019 with respect to the earliest Rights sold, although we expect that the PhunCoin Ecosystem will not be operational until a later date. Holders of the Rights may be issued PhunCoin even if the Ecosystem is not yet operational. PhunCoin will have no usefulness until the PhunCoin Ecosystem is operational because PhunCoin is expected to only be useable on the PhunCoin Ecosystem.

There can be no assurance as to when (or if) the Company will be able to successfully launch the PhunCoin Ecosystem. The Company is currently developing multiple aspects of the PhunCoin Ecosystem and expects that a review (beta) period will likely conclude during the third quarter of 2019. The final software readiness date of the PhunCoin Ecosystem may be adjusted based on user feedback provided in the review (beta) period and thus a specific launch date is difficult to determine at this time, as it is based on many external factors outside of our control.

Termination of the Token Rights Agreement

Termination of the Token Rights Agreement occurs on the earlier of (i) PhunCoin being issued to the Rights holder pursuant to the provisions noted above, (ii) the payment, or setting aside of payment with respect to a dissolution event (as described below), or (iii) twelve months from the date of the Token Rights Agreement with the Rights holder, which PhunCoin, Inc. may extend at its sole discretion if a Token Generation Event has not occurred. Upon termination of the Token Rights Agreement, PhunCoin, Inc. has no further obligation to the Rights holder.

Dissolution Event

A dissolution event occurs if there has been (i) a voluntary termination of PhunCoin, Inc.’s operations, (ii) a general assignment for the benefit of PhunCoin, Inc.’s creditors, (iii) a change of U.S. laws that makes the use or issuance of PhunCoin or the Token Generation Event impractical or unfeasible, or (iv) any other liquidation, dissolution or winding up of PhunCoin, Inc.

In the event a dissolution event occurs prior to the termination of the Token Rights Agreement, if there are any remaining proceeds from the Rights offering that have not been utilized by PhunCoin, Inc.in its operations or for the development of the PhunCoin Ecosystem, such remaining proceeds would be distributed pro rata to purchasers in the Rights offering following any distributions to holders of PhunCoin, Inc.’s capital stock or debt, if any.

No Voting Rights or Profit Share

Rights holders (and eventual PhunCoin holders) have no voting rights and are not entitled to share in the profits or residual interest of Phunware, PhunCoin, Inc. or any subsidiaries of the Company.

7. Series A Convertible Preferred Stock

In connection to the consummation of the Reverse Merger and Recapitalization, Phunware issued 6,000 shares to a single investor for aggregate cash proceeds of $6.0 million from the Series A 8% convertible preferred stock financing (“Series A Financing”) with stated value of $1,000 per share. The Company deposited $5.5 million of the $6 million proceeds into a restricted escrow account in accordance with the securities purchase agreement entered into with the investor.

The shares are mandatorily redeemable in cash at the following schedule; (i) 104% of the aggregate value of three thousand (3,000) shares on the 30 day anniversary of the issuance; (ii) 104% of the aggregate value of two thousand five hundred (2,500) shares on the 60th anniversary of the original issue; and (iii) 104% of the aggregate value of five hundred (500) shares of the 90th anniversary of the original issue.

The Preferred Stock is also convertible into shares of the Company’s common stock at the option of the holder at a price of $11.50 per share, subject to adjustments for stock dividends, stock splits and other recapitalization type events and antidilutive events which would include subsequent issuances of equity or equity linked securities at prices more favorable than the conversion price of these preferred shares. Generally, the Preferred Stock does not have voting rights. Should the holder wish to convert, not later than two days after making the election, the Company shall deliver to the holder the number of conversion shares being acquired upon the conversion of the Preferred Stock. The holder did not convert any of the Series A convertible preferred stock prior to the redemption dates.

On the 30-day, 60-day, and 90-day anniversaries of the issuance, the holder redeemed an aggregate of 6,000 shares of the Series A convertible preferred stock for total proceeds of $6,240, representing $6,000 original issue price and $240 of dividends. Of the proceeds paid to the holder, $5.5 million was paid from the restricted cash account, and $740 from the Company’s operating account.

In the event of liquidation, dissolution or winding up of the Company the Preferred Stock would be entitled to receive assets ahead of the Company’s common stockholders. Total preferred stock authorized to be issued as of March 31, 2019 was 100,000,000, with a par value of $0.0001 per share. There were 0 and 6,000 shares of preferred stock outstanding as of March 31, 2019 and December 31, 2018, respectively.

8. Stockholders’ Equity

Common Stock

Total common stock authorized to be issued as of March 31, 2019 was 1,000,000,000, with a par value of $0.0001 per share. At March 31, 2019 and December 31, 2018, there were 38,363,792 and 27,294,164 shares outstanding, inclusive of 33,102 and 40,707 restricted shares subject to repurchase for unvested shares related to early option exercises under the Company’s stock equity plans, respectively.

During fiscal year 2018, the Company completed several closings of stock financings resulting in the issuance of 1,085,096 shares for aggregate cash proceeds of $9,565, net of issuance costs.

During the first quarter of 2019, the Company issued an aggregate of 11,016,681 shares of common stock related to various cash and cashless (net) exercises of warrants for common stock. Cash exercises for warrants for 617,296 shares of common stock resulted in aggregate gross proceeds of approximately $6,184, of which $5,731 was received in cash, $92 was received in digital currencies, and $361 is recorded as a miscellaneous receivable in prepaid and other current assets due from the Company’s transfer agent for proceeds received on our behalf. The Company received these proceeds subsequent to the balance sheet date. Furthermore, there were 12,625,288 warrants exercised under cashless (net) provisions resulting in the issuance of 10,399,385 shares of common stock. See further discussion regarding details of the Company’s various warrants below.

Dividends

Dividends are paid on a when-and-if-declared basis. The Company has not declared any dividends through March 31, 2019.

Warrants

A summary of the Company’s warrant activity by warrant type is as follows:

	Cash Exercise Price per	Warrants/UPO’s Outstanding December 31,	Warrants issued for UPO	Warrants/UPO’s Exercised		Warrants Outstanding March 31,
Warrant Type	share	2018	exercises	Cash	Cashless	2019

Common stock warrant (Series D-1)	$5.54	14,866	-	-	-	14,866
Common stock warrants (Series F)	$9.22	1,085,059	-	(400,740)	(306,917)	377,402
Public Warrants (PHUNW)	$11.50	6,900,610	-	-	(3,798,678)	3,101,932
Private Placement Warrants	$11.50	10,182,060	-	(216,556)	(8,297,693)	1,667,811

Unit Purchase Options (UPO’s)	$11.50	130,000	-	-	(130,000)	-
Unit Purchase Option Warrants	$11.50		116,172	-	(92,000)	24,172
Total		18,312,595	116,172	(617,296)	(12,625,288)	5,186,183

In 2012, the Company issued a warrant to purchase an aggregate of 14,866 shares of the Company’s common stock with an exercise price of $5.54 per share to a banking institution with which the Company previously had a revolving line of credit. The term of the warrant is the earlier of (i) the tenth anniversary of the date of issuance, (ii) the closing of the initial registered public offering of the Company’s common stock, or (iii) the closing of an acquisition (as defined in the warrant) where the consideration consisting of cash or publicly traded securities payable in connection with the acquisition for each share is at least three (3) times the exercise price. The Reverse Merger and Acquisition did not trigger an expiration of the warrant pursuant to term (ii) or (iii) above. These warrants are fully vested.

In 2018, but prior to the Reverse Merger and Recapitalization, the Company issued warrants to purchase an aggregate of 1,085,059 shares of the Company’s common stock with an exercise price of $9.22 per share. The term of the warrants is the earlier of (i) the fifth anniversary of the date of issuance, (ii) an acquisition, merger, or consolidation of the Company or a sale, lease or other disposition of all or substantially all of the assets of Phunware and its subsidiaries, except (a) any sale of stock for capital raising purposes, (b) purpose of changing the Company’s state of incorporation, and (c) where the shareholders of Phunware immediately before such transaction retain at least a majority of the voting power immediately following such transaction; or (iii) immediately prior to an initial public offering. The Reverse Merger and Acquisition did not trigger an expiration of the warrant pursuant to term (ii) or (iii) above. These warrants are fully vested.

The Company has common stock warrants trading under the Nasdaq ticker symbol PHUNW (the “Public Warrants”). Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act to register the shares of common stock underlying the Public Warrants, following the completion of the Reverse Merger and Recapitalization. Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50. No fractional shares will be issued upon exercise of the Public Warrants. As of December 31, 2018, the Public Warrants were not exercisable; however, the Public Warrants became exercisable for cash 30 days after the completion of the Reverse Merger and Recapitalization.  An effective registration statement was not on file with the SEC covering the shares of common stock issuable upon exercise of the Public Warrants within 90 days from the consummation the Reverse Merger and Recapitalization. As a result, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, holders may exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The Public Warrants will expire five years after the completion of the Reverse Merger and Recapitalization or earlier upon redemption or liquidation.

The Company also has Private Placement Warrants outstanding (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50 per share. The Private Placement Warrants became exercisable 30 days after the completion of the Reverse Merger and Recapitalization. The Private Placement Warrants are exercisable for cash (even if a registration statement covering the common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option and will not be redeemable in each case so long as they are still held by the initial purchasers or their affiliates.

Unit Purchase Option

The Company sold to the underwriters for its initial public offering in 2016 an option to purchase up to a total of 130,000 units, at an exercise price of $11.50 per unit. The units are comprised of one share of common stock and one warrant to purchase common stock. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the closing of the Reverse Merger and Recapitalization and terminating on the fifth anniversary of the Reverse Merger and Recapitalization. The units issuable upon exercise of this option are identical to those offered in the Company’s initial public offering in 2016. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the unit purchase option without the payment of cash.

PhunCoin Warrant

In 2018, the Company issued warrants to receive an aggregate of approximately 27.4 billion PhunCoins to sixty-eight (68) stockholders. Should the Company complete a Token Generation Event, the stockholders would receive their requisite amount of PhunCoin. The Company believes there is no traditional “exercise period” or ‘term” as with other typical embedded features, and the PhunCoin warrants were originally issued in conjunction with the Company’s Series F Preferred Stock financing. The PhunCoin warrants lack characteristics of financial instruments and derivatives. In addition, the PhunCoin warrants do not obligate the Company to achieve the Token Generation Event or launch and distribute the PhunCoins to the warrantholders.  Currently, there is no market for PhunCoin, and they do not exist. Accordingly, at the time of the issuance, the Company has determined there is no value assigned to the warrants of PhunCoin issued to the stockholders.

9. Stock-Based Compensation

2018 Equity Incentive Plan

In connection with the consummation of the Reverse Merger and Recapitalization, our board of directors adopted, and our stockholders approved, the 2018 Equity Incentive Plan (the “2018 Plan”). The purposes of the 2018 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants who perform services to the Company, and to promote the success of our business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares.

The number of shares of common stock available for issuance under the 2018 Plan will also include an annual increase on the first day of each fiscal year, equal to the lesser of: (i) 10% of the post-closing outstanding shares of common stock; (ii) 5% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year; or (iii) such other amount as our board of directors may determine.

In addition, the shares of common stock reserved for issuance under the 2018 Plan also will include any shares of common stock subject to stock options, restricted stock units or similar awards granted under the 2009 Equity Incentive Plan (the “2009 Plan”), that, on or after the Reverse Merger and Recapitalization, are assumed in connection with the Reverse Merger and Recapitalization, expire or otherwise terminate without having been exercised in full and shares of common stock issued pursuant to awards granted under the 2009 Plan that, on or after the Reverse Merger and Recapitalization, are forfeited to or repurchased by us. As of March 31, 2019, the maximum number of shares of common stock that may be added to the 2018 Plan pursuant to the foregoing equals 2,077,555.

As of March 31, 2019, no awards have been granted under the 2018 Plan. The 2018 Plan had 3,001,620 and 2,729,416 shares of common stock reserved for issuance as of March 31, 2019 and December 31, 2018, respectively.

2018 Employee Stock Purchase Plan

Also, in connection with the consummation of the Reverse Merger and Recapitalization, our board of directors adopted, and our stockholders approved, the 2018 Employee Stock Purchase Plan (the “2018 ESPP”). The 2018 ESPP will be administered by our board of directors or a committee appointed by the board (the “administrator”). The purpose of the 2018 ESPP is to provide eligible employees with an opportunity to purchase shares of our common stock through accumulated contributions. The 2018 ESPP permits participants to purchase shares of common stock through contributions (generally in the form of payroll deductions) of up to an amount of their eligible compensation determined by the administrator. Subject to certain other limitations or unless otherwise determined by the administrator, a participant may purchase a maximum of 2,000 shares of common stock during a purchase period. The offering periods under the 2018 ESPP will begin on such date as determined by the administrator and expire on the earliest to occur of (a) the completion of the purchase of shares on the last exercise date occurring within 27 months of the applicable enrollment date of the offering period on which the purchase right was granted, or (b) a shorter period established by the administrator prior to an enrollment date for all options to be granted on such enrollment date. Amounts deducted and accumulated by the participant are used to purchase shares of common stock on each exercise date. The purchase price of the shares will be determined by the administrator but in no event will be less than 85% of the lower of the fair market value of common stock on the enrollment date or on the exercise date. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with the Company.

The number of shares of common stock that may be made available for sale under the 2018 ESPP also includes an annual increase on the first day of each fiscal year beginning for the fiscal year following the fiscal year in which the first enrollment date (if any) occurs equal to the lesser of (i) 3% of the expected post-closing outstanding shares of common stock; (ii) 1.5% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year; or such other amount as the administrator may determine.

As of March 31, 2019, the Company has not consummated an enrollment or offering period related to the 2018 ESPP. The 2018 ESPP had 1,228,237 shares of common stock available for sale and reserved for issuance as of March 31, 2019 and December 31, 2018.

2009 Equity Incentive Plan

In 2009, the Company adopted its 2009 Equity Incentive Plan (the “Plan”), which allowed for the granting of incentive and non-statutory stock options, as defined by the Internal Revenue Code, to employees, directors, and consultants. The exercise price of the options granted is generally equal to the value of the Company’s common stock on the date of grant, as determined by the Company’s board of directors. The awards are exercisable and vest, generally over four years, in accordance with each option agreement. The term of each option is no more than ten years from the date of the grant. The Plan allows for options to be immediately exercisable, subject to the Company’s right of repurchase for unvested shares at the original exercise price. The total amount received in exchange for these shares has been included in accrued expenses on the accompanying consolidated balance sheets and is reclassified to equity as the shares vest. As of March 31, 2019 and December 31, 2018, 33,102 and 40,707 shares were unvested amounting to $30 and $34 in accrued expenses, respectively. Effective with the Reverse Merger and Recapitalization, no additional grants will be made under the Plan.

Stock-Based Compensation

A summary of the Company’s stock option activity under the Plan and related information is as follows:

		Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
12/31/2018	Beginning Outstanding	2,364,823	$0.90	8.12	$71,332
	Granted	-	-
	Exercised	(50,772)	0.58
	Cancelled/Expired	(269,598)	1.71
3/31/2019	Ending Outstanding	2,044,453	$0.81	7.45	$26,341
3/31/2019	Exercisable	1,163,786	$0.59	6.46	$15,250

The aggregate intrinsic value of options exercised was $7,128 and $16 for the three months ended March 31, 2019 and 2018, respectively. The total fair value of options vested was $45 and $124 for the three months ended March 31, 2019 and 2018, respectively.

The fair value of stock options granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following table sets forth information relating to stock options granted:

Three Months Ended March 31,
2018
Weighted average risk-free rate	2.41%
Expected dividend yield	—
Weighted average expected life (years)	6.08
Weighted average volatility	56.78%

The Company did not grant any options during the three months ended March 31, 2019.

Compensation costs that have been included on the Company’s consolidated statements of operations and comprehensive loss for all stock-based compensation arrangements are detailed as follows:

	Three Months Ended
	March 31,	March 31,
Stock-based compensation	2019	2018
Cost of revenues	$14	$4
Sales and marketing	(25)	2
General and administrative	23	124
Research and development	(1)	19
Total stock-based compensation	$11	$149

The Company recognizes forfeitures as they occur. Unrecognized stock comp expense was $456 and $475 as of March 31, 2019 and 2018, respectively.

10. Domestic and Foreign Operations

Identifiable long-lived assets attributed to the United States and international geographies are based upon the country in which the asset is located or owned. As of March 31, 2019 and December 31, 2018, all of the Company’s identifiable long-lived assets were in the United States. We derived over 99% of our net revenues from within the United States for the three months ended March 31, 2019 and 2018.

11. Related-Party Transactions

As consideration for the Transfer Sponsor Warrants transferred to Phunware shareholders, a promissory note was issued to the Sponsors (the “Transfer Sponsor Warrant Note”). The amount of the note was approximately $1,993, which represented $0.50 per warrant transferred to former stockholders of Phunware. The Transfer Sponsor Warrant Note bears no interest. The Transfer Sponsor Warrants have an exercise price of $11.50 per share. The Transfer Sponsor Warrant Note shall mature on December 26, 2019. The Transfer Sponsor Warrant Note was waived and forgiven by the noteholders on January 15, 2019.

With the Reverse Merger and Recapitalization, the Company assumed $255 in payables from Stellar for Nautilus Energy Management Corporation, an affiliate of two members of the Company’s board of directors. This balance remains outstanding and is recorded in accounts payable as of March 31, 2019.

12. Subsequent Events

The Company has evaluated subsequent events through May 15, 2019.

In 2019, our subsidiary, PhunCoin, Inc, commenced an offering of Rights pursuant to Regulation CF. On May 1, 2019, the Company closed the offering having raised $177, pursuant to which the holders of the Rights will receive an aggregate of approximately 88.7 million PhunCoin if the Token Generation Event occurs.

Through the date noted above, 1,350,033 warrants were exercised via cashless provisions that resulted in the issuance of 513,761 shares of common stock.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

References in this section to “we,” “us” or “the Company” refer to Phunware. References to “management” or “management team” refer to Phunware’s officers and directors.

The following discussion and analysis of Phunware’s financial condition and results of operations should be read in conjunction with Phunware’s consolidated financial statements and the related notes to those statements presented in “Part I – Item 1. Financial Statements.” In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Phunware’s actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the section titled “Risk Factors” and elsewhere in this Report.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Phunware, Inc. offers a fully integrated software platform that equips companies with the products, solutions and services necessary to engage, manage and monetize their mobile application portfolios globally at scale. Phunware’s Multiscreen as a Service (MaaS) platform provides the entire mobile lifecycle of applications, media and data in one login through one procurement relationship. Its offerings include:

●	Enterprise mobile software including content management, location-based services, marketing automation, business intelligence and analytics, alerts, notifications and messaging, audience engagement, audience monetization, vertical solutions and cryptonetworking, MaaS software application framework that pre-integrates all of our MaaS software ingredients for use within mobile application portfolios, solutions and services;

●	Application transactions for mobile audience building, user acquisition, application discovery, audience engagement, audience monetization; and

●	Data for data enrichment expanding connections and attributes of a Phunware ID and building custom audience for use in mobile media campaigns.

Additionally, we plan to launch PhunCoin, a blockchain-powered token and ecosystem that enables consumers, brands and application developers to transact directly and create a value-based and voluntary data exchange.

We intend to continue investing for long-term growth. We have invested and expect to continue investing in expanding our ability to market, sell and provide our current and future products and services to clients globally. We also expect to continue investing in the development and improvement of new and existing products and services to address client needs. We currently do not expect to be profitable in the near future.

Key Business Metrics

Our management regularly monitors certain financial measures to track the progress of its business against internal goals and targets. We believe that the most important of these measures include backlog and deferred revenue and dollar-based revenue retention rate.

Backlog and Deferred Revenue. Backlog represents future amounts to be invoiced under our current agreements. At any point in the contract term, there can be amounts that we have not yet been contractually able to invoice. Until such time as these amounts are invoiced, they are not recorded in revenues, deferred revenue, accounts receivable or elsewhere in our consolidated financial statements, and are considered by us to be backlog. We expect backlog to fluctuate up or down from period to period for several reasons, including the timing and duration of customer contracts, varying billing cycles and the timing and duration of customer renewals.

In addition, our deferred revenue consists of amounts that have been invoiced but that have not yet been recognized as revenues as of the end of a reporting period. The majority of our deferred revenue balance consists of platform subscription revenues that are recognized ratably over the contractual period. Together, the sum of deferred revenue and backlog represents the total billed and unbilled contract value yet to be recognized in revenues, and provides visibility into future revenue streams.

The following table sets forth the backlog and deferred revenue:

	Period Ended
	March 31,	December 31,
	2019	2018
	(in thousands)
Backlog	$12,943	$16,730
Deferred revenue	7,351	8,251
Total backlog and deferred revenue	$20,294	$24,981

Dollar-based Revenue Retention Rate, based on platform subscriptions and services revenue. Phunware calculated dollar-based revenue retention rate, based on platform subscriptions and services revenue, expressed as a percentage, by dividing total revenue in the current 12-month period from those customers who were customers during the prior 12-month period by total revenue from the customers in the prior 12-month period. Phunware believes that our ability to retain our customers and expand their use of our solutions over time is an indicator of the stability of our revenue base and the long-term value of our customer relationships. Our revenue retention rate provides insight into the impact on current period revenue of the number of new customers acquired during the prior 12-month period, the timing of our implementation of those new customers, growth in the usage of our solutions by our existing customers and customer attrition. If our revenue retention rate for a period exceeds 100%, this means that the revenue retained during the period including expansion and upsells more than offset the revenue that we lost from customers that did not renew their contracts during the period. Our revenue retention rate may decline or fluctuate as a result of a number of factors, including customers’ satisfaction or dissatisfaction with our platform, pricing, economic conditions or overall reductions in our customers’ spending levels.

The following table sets forth the dollar-based revenue retention rates:

	Period Ended March 31,
	2019	2018
Dollar-based revenue retention rate	98%	134%

Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA

Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA are non-GAAP financial measures. Management uses these measures (i) to compare operating performance on a consistent basis, (ii) to calculate incentive compensation for its employees, (iii) for planning purposes including the preparation of its internal annual operating budget, and (iv) to evaluate the performance and effectiveness of operational strategies. Accordingly, we believe that these measures provide useful information to investors and others in understanding and evaluating our operating performance in the same manner as management.

For more information about Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA and a reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), to Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA, see the section titled “Use of Non-GAAP Financial Measures.”

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Adjusted gross profit (1)	$2,723	$2,132
Adjusted gross margin (1)	51.2%	42.8%
Adjusted EBITDA (2)	$(3,204)	$(6,689)

(1)	Adjusted Gross Profit and Adjusted Gross Margin are non-GAAP financial measures. We believe that Adjusted Gross Profit and Adjusted Gross Margin provide supplemental information with respect to margin regarding ongoing performance. We define Adjusted Gross Profit as total revenue less cost of revenue, adjusted to exclude stock-based compensation and amortization of intangible assets. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of total revenue.

(2)	Adjusted EBITDA is a non-GAAP financial measure. We believe Adjusted EBITDA provides helpful information with respect to operating performance as viewed by management, including a view of our business that is not dependent on (i) the impact of our capitalization structure and (ii) items that are not part of day-to-day operations. We define Adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) income tax benefit (expense), (iii) depreciation, (iv) amortization, and further adjusted for (v) stock-based compensation expense. The reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for each of the periods presented is as follows. See “Use of Non-GAAP Financial Measures” below for additional information.

The following tables present a reconciliation of Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA to gross profit and net loss, the most directly comparable financial measures calculated in accordance with GAAP:

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Gross profit	$2,698	$2,113
Add back: Amortization of intangibles	11	15
Add back: Stock-based compensation	14	4
Adjusted gross profit	$2,723	$2,132
Adjusted gross margin	51.2%	42.8%

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Net loss	$(3,494)	$(7,164)
Add back: Depreciation and amortization	91	124
Add back: Interest expense	188	202
Less: Income tax benefit	-	-
EBITDA	(3,215)	(6,838)
Add Back: Stock-based compensation	11	149
Adjusted EBITDA	$(3,204)	$(6,689)

Use of Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to revenue or net income (loss), as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations include:

●	Non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating its ongoing operating performance for a particular period;

●	Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations, and;

●	other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

We compensate for these limitations to Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA by relying primarily on its GAAP results and using Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA only for supplemental purposes. Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA include adjustments for items that may not occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other peer companies over time. For example, it is useful to exclude non-cash, stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and these expenses can vary significantly across periods due to timing of new stock-based awards. We may also exclude certain discrete, unusual, one-time, or non-cash costs, including transaction costs and the income tax impact of adjustments in order to facilitate a more useful period-over-period comparison of our financial performance. Each of the normal recurring adjustments and other adjustments described in this paragraph help management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

Components of Results of Operations

There are a number of factors that impact the revenue and margin profile of the services and technology offerings we provide, including, but not limited to, solution and technology complexity, technical expertise requiring the combination of products and types of services provided, as well as other elements that may be specific to a particular client solution.

Revenue and Gross Profit

Platform Subscriptions and Services Revenue. Subscription revenue is derived from software license fees, which comprise subscription fees from customers licensing the Company’s Software Development Kits (SDKs), which includes accessing the MaaS platform and/or MaaS platform data; application development service revenue from the development of customer applications, or apps, which are built and delivered to customers; and support fees. The Company’s contract terms generally range from 6 to 60 months, and are non-cancelable, though customers typically have the right to terminate their contracts for cause if the Company materially fails to perform.

Subscription revenue from SDK licenses gives the customer the right to access the Company’s MaaS platform. Application development revenue is derived from development services around designing and building new applications or enhancing existing applications. Support revenue comprises of support and maintenance fees of customer applications, software updates, and technical support for application development services for a support term.

From time to time, the Company also provides professional services by outsourcing employees’ time and materials to customers.

Platform subscriptions and services gross profit is equal to subscriptions and services revenue less the cost of personnel and related costs for our support and professional services employees, external consultants, stock-based compensation and allocated overhead. Costs associated with our development and project management teams are generally recognized as incurred. Costs directly attributable to the development or support of applications relating to platform subscription customers are included in cost of sales, whereas costs related to the ongoing development and maintenance of Phunware’s MaaS platform are expensed in research and development. As a result, platform subscriptions and services gross profit may fluctuate from period to period.

Application Transaction Revenue. We also generate revenue by charging advertisers to deliver advertisements (ads) to users of mobile connected devices. Depending on the specific terms of each advertising contract, we generally recognize revenue based on the activity of mobile users viewing these ads. Fees from advertisers are commonly based on the number of ads delivered or views, clicks, or actions by users on mobile advertisements delivered, and we recognize revenue at the time the user views, clicks, or otherwise acts on the ad. We sell ads through several offerings: cost per thousand impressions, cost per click, and cost per action. In addition, we generate application transaction revenue thru in-app purchases from application on our platform.

Application transaction gross profit is equal to application transaction revenue less cost of revenue associated with application transactions. Application transaction gross profit is impacted by the cost of direct premium, performance and network cost as well as based on the activity of mobile users viewing ads and marketing engagements through mobile applications. As a result, our application transaction gross profit may fluctuate from period to period due to variable activity of mobile users.

Gross Margin

Gross margin measures gross profit as a percentage of revenue. Gross margin is generally impacted by the same factors that affect changes in the mix of subscriptions and services and application transactions.

Operating Expenses

Our operating expenses include sales and marketing expenses, general and administrative expenses, research and development expenses and amortization of acquired intangible assets.

Sales and Marketing Expense. Sales and marketing expense is comprised of compensation, commission expense, variable incentive pay and benefits related to sales personnel, along with travel expenses, other employee related costs, including share based compensation and expenses related to marketing programs and promotional activities. We immediately expense sales commissions related to acquiring new customers and expansion or upsells from existing customers.

General and Administrative Expense. General and administrative expense is comprised of compensation and benefits of administrative personnel, including variable incentive pay and share-based compensation, bad debt expenses and other administrative costs such as facilities expenses, professional fees and travel expenses. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and listing standards of Nasdaq, additional insurance expenses, investor relations activities and other administrative and professional services. We also expect to increase the size of our general and administrative function to support the growth of our business. As a result, we expect that our general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of our total revenue from period to period.

Research and Development Expense. Research and development expenses consist primarily of employee compensation costs and overhead allocation. We believe that continued investment in our platform is important for our growth. We expect our research and development expenses will increase as our business grows.

Interest and Other Expense

Interest expense and other income (expense) include interest expense associated with our factoring financing arrangement. We also may seek to finance strategic acquisitions in the future with the proceeds from additional debt incurrences, which may have an impact on our interest expense.

Income Tax Benefit

We are subject to U.S. federal income taxes, state income taxes net of federal income tax effect and nondeductible expenses. Our effective tax rate will vary depending on permanent non-deductible expenses and other factors.

Results of Operations (In thousands, except per share information)

The following tables set forth our consolidated financial data in dollar amounts and as a percentage of total revenue.

	Three Months Ended
	March 31,
(in thousands, except per share data)	2019	2018

Net revenues	$5,315	$4,980
Cost of revenues	2,617	2,867
Gross profit	2,698	2,113

Operating expenses:
Sales and marketing	724	1,919
General and administrative	3,975	4,488
Research and development	1,309	2,300
Total operating expenses	6,008	8,707
Operating loss	(3,310)	(6,594)

Other income (expense):
Interest expense	(188)	(202)
Fair value adjustment for warrant liabilities	—	(54)
Impairment of digital currencies	—	(313)
Other income (expense)	4	(1)
Total other expense	(184)	(570)
Loss before taxes	(3,494)	(7,164)
Income tax benefit (expense)	—	—
Net loss	(3,494)	(7,164)
Other comprehensive income
Cumulative translation adjustment	27	54
Comprehensive loss	$(3,467)	$(7,110)
Net loss per share, basic and diluted	$(0.12)	$(0.29)
Weighted-average shares used to compute net loss per share, basic and diluted	30,264	24,952

Comparison of Three Months Ended March 31, 2019 and 2018

Revenue

	Three Months Ended March 31,		Change
	2019	2018	Amount	%
	(in thousands)
Revenue
Platform subscriptions and services	$4,821	$4,004	$817	20.4%
Application transaction	494	976	(482)	(49.4)%
Total revenue	$5,315	$4,980	$335	6.7%
Platform subscriptions and services as a percentage of total revenue	90.7%	80.4%
Application transactions as a percentage of total revenue	9.3%	19.6%

Total revenue increased $0.3 million, or 6.7%, in the quarter ended March 31, 2019 compared to the corresponding period in 2018. Platform subscriptions and services revenue increased $0.8 million, or 20.4%, primarily driven by the fulfillment of contracts related to new customers. Application transaction revenue decreased $0.5 million, or 49.4%, due to decreased or ceased advertising campaigns.

Revenue from Fox Networks Group was 63% compared to 66% of total revenue for the quarters ended March 31, 2019 and 2018, respectively. Revenue from Houston Methodist was 13% of total revenue for the quarter ended March 31, 2019. There were no other customers that accounted for more than 10% of total revenue for the respective periods.

Cost of Revenue, Gross Profit and Gross Margin

	Three Months Ended March 31,		Change
	2019	2018	Amount	%
	(in thousands)
Cost of Revenue
Platform subscriptions and services	$2,508	$2,399	$109	4.5%
Application transaction	109	468	(359)	(76.7)%
Total cost of revenue	$2,617	$2,867	$(250)	(8.7)%

Gross Profit
Platform subscriptions and services	$2,313	$1,605	$708	44.1%
Application transaction	385	508	(123)	(24.2)%
Total gross profit	$2,698	$2,113	$585	27.7%

Gross Margin
Platform subscriptions and services	48.0%	40.1%
Application transaction	77.9%	52.0%
Total gross margin	50.8%	42.4%

Total gross profit increased $0.6 million, or 27.7%, in the quarter ended March 31, 2019 compared to the corresponding period of 2018 primarily attributable to lower costs associated with the development and support of the Company’s platform subscriptions and services. In the first half of 2018, the Company centralized its media purchasing team which resulted in higher application transaction margins year over year.

Operating Expenses

	Three Months Ended March 31,		Change
	2019	2018	Amount	%
	(in thousands)
Operating expenses
Sales and marketing	$724	$1,919	$(1,195)	(62.3)%
General and administrative	3,975	4,488	(513)	(11.4)%
Research and development	1,309	2,300	(991)	(43.1)%
Total operating expenses	$6,008	$8,707	$(2,699)	(31.0)%

Sales and Marketing

Sales and marketing expense decreased $1.2 million, or (62.3%) for the quarter ended March 31, 2019 compared to the corresponding period of 2018 primarily due to $0.8 million of reduced employee compensation costs due to lower headcount. The other $0.4 million reduction is due to decreases in travel and entertainment, contract labor and marketing related activities.

General and Administrative

General and administrative expense decreased $0.5 million, or (11.4%), for the quarter ended March 31, 2019 compared to the corresponding period of 2018 primarily due to reduced employee compensation costs due to lower headcount.

Research and Development

Research and development expense decreased $1.0 million, or (43.1%) for the quarter ended March 31, 2019 compared to the corresponding period of 2018 as a result of $0.9 million decreased employee compensation costs due to lower headcount.

Other expense

	Three Months Ended March 31,		Change
	2019	2018	Amount	%
	(in thousands)
Other expense
Interest expense	$(188)	$(202)	$14	(6.9)%
Fair value adjustment for warrant liabilities	-	(54)	54	(100.0)%
Fair value adjustment for digital currencies	-	(313)	313	(100.0)%
Other income (expense)	4	(1)	5	(500.0)%
Total other expense	$(184)	$(570)	$386	(67.7)%

Other expense decreased $386 thousand for the quarter ended March 31, 2019 compared to the corresponding period of 2018 primarily due to expenses related to the fair value adjustment for digital currencies. As of March 31, 2019, the Company did not hold any digital currencies.

Liquidity and Capital Resources

The following table summarizes our cash flows for the periods presented:

	Three Months Ended March 31,		Change
(in thousands, except percentages)	2019	2018	Amount	%
Consolidated statement of cash flows
Net cash used in operating activities	$(4,116)	$(3,296)	$(820)	24.9%
Net cash provided by (used in) investing activities	88	(201)	289	(143.8)%
Net cash (used in) provided by financing activities	(1,277)	3,389	(4,666)	(137.7)%

Operating Activities

The primary source of cash from operating activities is receipts from the sale of platform subscriptions and services and application transactions to customers. The primary uses of cash from operating activities are payments to employees for compensation and related expenses, publishers and other vendors for the purchase of digital media inventory and related costs, sales and marketing expenses and general operating expenses.

The Company utilized $4.1 million of cash from operating activities during the quarter ending March 31, 2019, primarily resulting from a net loss of $3.5 million, as adjusted $0.1 million for depreciation and amortization, allowance for doubtful receivables and stock-based compensation. In addition, certain changes in our operating assets and liabilities resulted in significant cash increases (decreases) as follows: ($1.4) million from a decrease in accounts payable and accrued expenses, $0.9 million from an increase in accounts receivable, ($0.2) million from a decrease in deferred revenue.

The Company utilized $3.3 million of cash from operating activities during the quarter ending March 31, 2018, primarily resulting from a net loss of $7.2 million, as adjusted for non-cash charges related to the impairment of digital currencies of $0.3 million, and other non-cash items of $0.3 million. In addition, certain changes in our operating assets and liabilities resulted in significant cash increases (decreases) as follows: $1.7 million from an increase in accounts payable, $1.6 million from an increase in accounts receivable, $0.6 million from an increase in deferred revenue, and ($0.6) million from a decrease of prepaid and other accrued expenses.

Investing Activities

Investing activities for the quarter ended March 31, 2019 consisted of the sale of digital currencies received for warrant exercises. Investing activities for the quarter ended March 31, 2018 consisted of an issuance of a note receivable.

Financing Activities

Financing activities during the quarter ended March 31, 2019 consisted primarily of the proceeds from warrant exercises, and utilizations of the Company’s financing factoring agreement, as well as redemptions and dividends of the Series A convertible preferred stock. The Company utilized $1.3 million of cash from financing activities, primarily as follows: ($6.2) million from redemptions and dividend payments of Series A convertible preferred stock, ($0.8) million of net proceeds from the Company’s factoring financing agreement; offset by $5.7 million provided by warrant exercises.

Financing activities during the quarter ended March 31, 2018 consist primarily of the proceeds from common stock subscriptions and the Company’s financing factoring agreement. The Company acquired $3.4 million of cash from financing activities, primarily as follows: $2.6 million provided by common stock subscriptions, and $0.8 million provided by net proceeds from the Company’s factoring financing agreement.

The Company has a history of operating losses and negative operating cash flows. Although the Company continues to focus on growing its revenues, it expects these trends to continue into the foreseeable future. We will be required to raise additional capital through debt or equity financings or reduce operating expenses. Despite a history of successfully implementing similar plans to alleviate the adverse financial conditions, these sources of working capital are not currently assured. There can be no assurance that we will be able to consummate such financings on favorable terms or at all. These conditions raise substantial doubt about our ability to continue as a “going concern”.

Off-Balance Sheet Arrangements

During the periods ended March 31, 2019 and December 31, 2018, the Company did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K, such as the use of unconsolidated subsidiaries, structured finance, special purpose entities or variable interest entities.

Indemnification Agreements

In the ordinary course of business, the Company provides indemnifications of varying scope and terms to customers, vendors, lessors, business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, solutions to be provided by the Company or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with directors and certain officers and employees that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees.

Recent Accounting Pronouncements

Refer to Note 2, “Significant Accounting Policies” in the notes to our condensed consolidated financial statements for analysis of recent accounting pronouncements that are applicable to our business.

Summary of Significant Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

With the exception of changes described within Note 2, “Significant Accounting Policies” due to the adoption of ASU No. 2014-09, there have been no material changes to our critical accounting policies and estimates as compared to the critical accounting policies and estimates disclosed in our Annual Report on Form 10-K filed with the SEC on March 20, 2019 for the year ended December 31, 2018.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Not applicable

Item 4. Controls and Procedures.

Limitations on Effectiveness of Controls

In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer (together, the “Certifying Officers”), we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on the foregoing, our Certifying Officers concluded that our disclosure controls and procedures were effective as of the end of the period covered by this Report.

Disclosure controls and procedures are controls and other procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Certifying Officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

During the quarter covered by this Report on Form 10-Q, we implemented new controls which enabled us to prepare our financial statements under ASC 606 on a modified retrospective basis effective for us on January 1, 2019. There were no other changes in our internal control over financial reporting identified in connection with the evaluation required by Rule 13a-15(d) and 15d-15(d) of the Exchange Act that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

On September 26, 2017, we filed a breach of contract complaint against Uber Technologies, Inc. seeking approximately $3 million (plus interest) for unpaid invoices for advertising campaign services provided for Uber in the first quarter of 2017. The case, captioned Phunware, Inc. v. Uber Technologies, Inc., Case No. CGC-17-561546 was filed in the Superior Court of the State of California County of San Francisco. On November 13, 2017, Uber generally denied the allegations in our complaint and also filed a cross-complaint against us and Fetch — the advertising agency Uber retained to run its mobile advertising campaign for the period 2014 through the first quarter of 2017 (the “Fetch Campaign”), asserting numerous fraud and contract-based claims. All the claims stem from Uber’s assertion that Fetch and/or we (and/or other-as-yet-unidentified ad networks and publishers) are liable for the fraud-infested Fetch Campaign, under which Uber overpaid Fetch and mobile advertising providers due to fraudulent attribution for installments of the Uber application. Uber does not allege any specific dollar amount that it is seeking in damages against either of the named cross-defendants (Fetch and Phunware). We filed a motion to dismiss the cross-complaint, which was heard on February 7, 2018. The motion was granted in part and denied in part by the Court. On April 16, 2018, the action was designated complex, and the matter has been assigned for all purposes to Judge Wiss of the Superior Court of California, San Francisco County (Department 305). Uber and Fetch have reached an agreement in principle to settle Uber’s claims against Fetch on terms that have not been disclosed to Phunware at this time. The Court has set a trial date of August 12, 2019. The parties have exchanged documents in discovery and depositions are underway. We maintain that our claims against Uber are meritorious and that Uber’s claims against us are not. However, we make no predictions on the likelihood of success of prevailing on our contract action against Uber or on the likelihood of defeating Uber’s claims against us.

From time to time, the Company is and may become involved in various legal proceedings in the ordinary course of business. The outcomes of our legal proceedings are inherently unpredictable, subject to significant uncertainties, and could be material to our operating results and cash flows for a particular reporting period. In addition, for the matters disclosed above that do not include an estimate of the amount of loss or range of losses, such an estimate is not possible, and we may be unable to estimate the possible loss or range of losses that could potentially result from the application of non-monetary remedies.

Item 1A. Risk Factors

Important risk factors that could affect our operations and financial performance, or that could cause results or events to differ from current expectations, are described in “Part I, Item 1A — Risk Factors” of our Annual Report on Form 10-K filed with the SEC on March 20, 2019 for the year ended December 31, 2018, as supplemented by the information set forth below. An investment in our securities involves a high degree of risk. The risks and uncertainties described below and within our Form 10-K for the year ended December 31, 2018 are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.

Our financial results may be adversely affected by changes in accounting principles applicable to us.

U.S. generally accepted accounting principles (“GAAP”) is subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and other various bodies formed to promulgate and interpret appropriate accounting principles. For example, in May 2014, the FASB issued Accounting Standards Update No. (“ASU”) No. 2014-09 (Topic 606), Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under GAAP. We implemented this guidance in the first quarter of our fiscal year 2019. The most significant impact relates to our accounting for subscriptions to our MaaS licenses and application development services, which may potentially make revenue more volatile and difficult to predict. In addition, accounting for commissions is impacted significantly as we have to capitalize and amortize most commissions under the new standard instead of expensing commissions as incurred. Due to the complexity of certain of our contracts, the revenue recognition treatment required under the new standard is dependent on contract-specific terms.

To adopt the new standards, we may have to implement a new modules in our accounting system, hire consultants and increase our spending on audit fees, thereby increasing our general and administrative expense. Increased spending related to the new revenue standard will continue through at least the first half of 2019 and will likely increase our audit fees on an ongoing basis thereafter. Any difficulties in implementing changes in accounting pronouncements or adequately accounting after adoption could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.

We may experience quarterly fluctuations in our operating results due to a number of factors, which makes our future results difficult to predict and could cause our operating results to fall below expectations.

Our quarterly operating results have fluctuated in the past and we expect them to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance and comparing our operating results on a period-to-period basis may not be meaningful. In addition to the other risks described herein, factors that may affect our quarterly operating results include:

●	changes in spending on subscriptions, services and application transactions media offerings and services by our current or prospective customers;

●	pricing our technology offerings and services effectively so that we are able to attract and retain customers without compromising our operating results;

We intend to raise capital through exercises of our warrants by registering the warrants and common shares underlying those warrants; however, there are no guarantees that that warrant holders will exercise, warrant holders will exercise in cash, the effectiveness of the registration statement will be timely or occur at all. The Company may further elect to redeem the Public Warrants.

The Company had 1,761,291 common stock warrants (the “Public Warrants”) outstanding and trading under the Nasdaq ticker symbol PHUNW as of the date of this Report. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act to register the shares of common stock underlying the Public Warrants, following the completion of the Business Combination. Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50. The Public Warrants became exercisable for cash 30 days after the completion of the Business Combination. However, if any such registration statement has not been declared effective by the 90th day following the closing of the Business Combination, holders of the Public Warrants shall have the right, during the period beginning on the 91st day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Securities and Exchange Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of common stock issuable upon exercise of the Public Warrants, the holders may exercise their Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act of 1933, as amended. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

The Company was unable to obtain an effective registration statement covering the shares of common stock issuable upon exercise of the Public Warrants within 90 days from the consummation the Business Combination. As a result, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, holders may exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. As of the date of this Report, 5,139,319 Public Warrants have been exercised on a cashless basis that resulted in the issuance of 2,951,741 shares. Once the Public Warrants become exercisable  and provided that there is an effective registration statement covering the shares of common stock issuable upon exercise of the Public Warrants, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $21.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Public Warrant holders.

The remainder our warrants are currently exercisable with cash or on a cashless basis.

We intend to raise capital to fund a Token Generation Event, pursuant to a Rule 506(c) of Regulation D offering by our wholly-owned subsidiary, PhunCoin, Inc. (“PhunCoin Sub”) of rights to receive future PhunCoin. There can be no assurance that the PhunCoin will ever be issued and, any significant difficulties we and PhunCoin Sub may experience with the offering could result in claims against us, and the Token Generation Event and PhunCoin will subject us to various other business and regularity uncertainties.

Pursuant to the agreement and plan of merger, dated as of February 27, 2018 (as amended or supplemented from time to time, the “Merger Agreement”) among Stellar, Phunware and certain other parties, as amended by the first amendment to the Merger Agreement dated as of November 1, 2018, we have agreed to use commercially reasonable efforts to raise between $10 million and $100 million through a PhunCoin offering. In accordance with that obligation, in June 2018, PhunCoin Sub launched an offering to raise capital by offering investors the right to acquire PhunCoin pursuant to Rule 506(c) of Regulation D as promulgated under the Securities Act. As of May 10, 2019, $1.02 million has been raised in the rights offering. We will use our commercially reasonable efforts to develop and issue PhunCoin, but there is no assurance that it will do so. If the Token Generation Event, defined as the launch of the PhunCoin Ecosystem, is not consummated or the rights offering does not result in substantial proceeds, it could have a material adverse effect on our cash position. If the Token Generation Event is not consummated, we would have to reduce our planned expenditures and/or would require additional funding from other sources in order to carry out our business plan. Also, any significant difficulties we may experience with the Token Generation Event or the development of the PhunCoin could result in claims against us and could have a material adverse effect on the holders of our common stock.

We have a concentration of sales with key customers and any substantial reduction in sales to these customers would have a material adverse effect on our results of operations and financial condition.

Revenue from Fox Networks Group  (“Fox”) was 63% compared to 66% of total revenue for the quarters ended March 31, 2019 and 2018, respectively. Revenue from Houston Methodist was 13% of total revenue for the quarter ended March 31, 2019. Fox and Houston Methodist are currently of key importance to our business, and our results of operations would be materially adversely affected if these relationships ceased or were reduced in any material respect. We cannot guarantee that the volume of sales will remain consistent going forward. Any substantial change in traffic or purchasing decisions by these customers, whether due to actions by our competitors, industry factors or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

The price of our common stock and warrants has been, and may continue to be, volatile, and you could lose all or part of your investment.

Technology stocks have historically experienced high levels of volatility. The trading price and volume of our common stock and warrants has fluctuated, and may continue to fluctuate, substantially due to a variety of factors, including those described in this “Risk Factors” section and within our Form 10-K filed with the SEC on March 20, 2019 for year ended December 31, 2018, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock and/or warrants could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock and warrants might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have an adverse effect on our business, results of operations and financial condition.

Specifically, while we cannot state with certainty what circumstances and factors are causing volatility in our stock price, such volatility may be attributable in part to the following factors:

●	the periodic trading of shares by existing holders of pre-merger shares of common stock, who are not subject to any lock-up, and therefore are able to freely trade shares of common stock on the public market free of restriction;

●	the public float was further restricted as a result of approximately 35,872,682 shares of common stock that are subject to a 180-day lockup which expires on or about June 26, 2019, which limits the trading activity and restricts the supply of freely tradeable shares on the public market;

●	the effectiveness of our registration statement, filed with the SEC on May 3, 2019 for the registration of additional shares of common stock, including those shares of common stock underlying outstanding warrants, which signals that additional dilution may result in the event that such warrants are exercised for the underlying shares;

●	short-sales and trading by public investors who may be either attempting to take advantage of the low public float or covering their short positions and, because of the low public float to date, may have had to pay relatively high price for their shares to close out their positions;

●	the cashless exercises of up to 6,900,610 in public warrants for the underlying shares of common stock, which shares may be unrestricted and available for trading immediately; and

●	the public market’s disproportionate focus on PhunCoin and other ancillary activities that are speculative in nature and separate from our core operations.

As a result of the offering covered by our registration statement filed with the SEC on May 3, 2019, the number of shares of common stock that are in the public float may increase due to shares issued upon the exercise of outstanding warrants that would be in the hands of stockholders who are not subject to lock-ups and have registered shares. This may result in a larger public market for our shares, and may normalize the trading price and reduce volatility in the stock price.

The recent volatility of the price of our stock may be attributable, in part, to the recent issuances of shares of common stock upon the cashless exercise of public warrants, which became unrestricted 91 days after the closing of the business combination.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

The following list sets forth information as to all Phunware and our securities sold which were not registered under the Securities Act.

Plan-Related Issuances

During the three months ended March 31, 2019, we issued 50,772 shares of common stock pursuant to the exercise of options previously granted under the Company’s 2009 Equity Incentive Plan.  The exercise prices of the options ranged from $0.4357 to $2.3094 per share, after giving effect to the Business Combination’s exchange ratio of 0.459. Aggregate consideration to the Company for the options exercised over this period totaled approximately $24 thousand.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes these transactions were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about the Company.

Item 3. Defaults Upon Senior Securities

Not applicable.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

Item 6. Exhibits

Unless otherwise noted, the exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference (as stated therein) as part of this Quarterly Report on Form 10-Q.

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated February 27, 2018, by and among Stellar, STLR Merger Subsidiary Inc. and Phunware, Inc (Incorporated by reference to Exhibit 2.1 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on February 28, 2018, and also included as Annex C to the joint proxy statement/prospectus).
2.2	First Amendment to Agreement and Plan of Merger, dated November 1, 2018, by and among Stellar, Phunware, Inc. and the Holder Representative named therein (Incorporated by reference to Annex C-1 to Stellar’s Form S-4/A (File No. 333-224227), filed with the SEC on November 13, 2018).
3.1	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
3.2	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
3.3	Certificate of Designation (Incorporated by reference to Exhibit 3.3 of the Registrant’s Form 8-K (File No. 001-37862) filed with the SEC on January 2, 2019).
31.1*	Certification of the Principal Executive Officer required by Rule 13a-14(a) or Rule 15d-14(a)*
31.2*	Certification of the Principal Financial Officer required by Rule 13a-14(a) or Rule 15d-14(a)*
32.1(1)	Certification of the Principal Executive Officer required by Rule 13a-14(b) or Rule 15d-14(b) and 18 U.S.C. 1350*
101.INS	XBRL Instance Document*
101.SCH	XBRL Taxonomy Extension Schema*
101.CAL	XBRL Taxonomy Calculation Linkbase*
101.LAB	XBRL Taxonomy Label Linkbase*
101.PRE	XBRL Definition Linkbase Document*
101.DEF	XBRL Definition Linkbase Document*

*	Filed herewith
(1)	The certifications attached as Exhibit 32.1 accompany this Quarterly Report on Form 10-Q pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, and shall not be deemed “filed” by the Registrant for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

May 15, 2019	Phunware, Inc.

	By:	/s/ Alan S. Knitowski
		Name:	Alan S. Knitowski
		Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Matt Aune
	Name:	Matt Aune
	Title:	Chief Financial Officer
(Principal Accounting and Financial Officer)

Exhibit 31.1

CERTIFICATION

I, Alan S. Knitowski, certify that:

1.	I have reviewed this Annual Report on Form 10-Q of Phunware Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 15, 2019	By:	/s/ Alan S. Knitowski
Alan S. Knitowski Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

CERTIFICATION

I, Matt Aune, certify that:

1.	I have reviewed this Annual Report on Form 10-Q of Phunware Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 15, 2019	By:	/s/ Matt Aune
Matt Aune Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Alan S. Knitowski, Chief Executive Officer (Principal Executive Officer) of Phunware, Inc. (the “Company”), and Matt Aune, Chief Financial Officer (Principal Financial and Accounting Officer) of the Company, each hereby certifies that, to the best of his or her knowledge:

1.	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, to which this Certification is attached as Exhibit 32.1 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act, and

2.	The information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

May 15, 2019	Phunware, Inc.

	By:	/s/ Alan S. Knitowski
		Name:	Alan S. Knitowski
		Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Matt Aune
	Name:	Matt Aune
	Title:	Chief Financial Officer
(Principal Accounting and Financial Officer)

“This certification accompanies the Form 10-Q to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Phunware, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.”

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2019

Phunware, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37862	26-4413774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Shoal Creek Blvd., Suite 230-S, Austin, TX	78757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 512-693-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Report includes forward-looking statements. All statements other than statements of historical facts contained in this Report, including statements regarding our future results of operations and financial position, business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Report are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission (SEC), including our reports on Forms 10-K, 10-Q, 8-K and other filings that we make with the SEC from time to time. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under “Risk Factors” may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this Report. In addition, even if our results of operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this Report, those results or developments may not be indicative of results or developments in subsequent periods.

1

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On May 15, 2019, Phunware, Inc. (the “Company”) issued a press release announcing its financial results for the first quarter ended March 31, 2019. A copy of the press release issued concerning the foregoing results is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information contained herein, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

The Company is making reference to non-GAAP financial information in the press release. A reconciliation of these non-GAAP financial measures to the nearest comparable GAAP financial measures is contained in the attached Exhibit 99.1 press release.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Exhibit Title
99.1	Press Release, dated May 15, 2019, titled “Phunware Announces First Quarter 2019 Financial Results”

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Phunware, Inc.

By:	/s/ Matt Aune
Matt Aune Chief Financial Officer

3

Exhibit 99.1

Phunware Announces First Quarter 2019 Financial Results

Revenue Growth and Strong Gross Margin Expansion Lead to Narrowed Net Loss per Share

AUSTIN, TX, May 15, 2019 (ORIGINAL: BUSINESSWIRE) – Today Phunware, Inc. (NASDAQ: PHUN), a fully-integrated enterprise cloud platform for mobile that provides products, solutions, data and services for brands worldwide, announced financial results for its first quarter ended March 31, 2019 and provided an update on recent business developments.

First Quarter 2019 Financial Highlights

-	Net revenues increased 6.7% year-over-year to $5.3 million
-	Platform subscriptions and services revenue increased 20.4% year-over-year to $4.8 million
-	Gross profit margin was 50.8%, representing 8.4 percentage points higher than the prior year
-	Non-GAAP Adjusted EBITDA improved by $3.5 million to ($3.2) million, or 52.1% improvement over the prior year
-	Net loss per share improved $0.17 per share to ($0.12) compared to ($0.29), or 58.6% improvement year-over-year

“We are very excited with the financial performance underlying our first full quarter as a public company,” said Alan S. Knitowski, CEO and Co-Founder of Phunware. “Not only did we achieve continued revenue growth alongside strong gross margins and lower net losses in the first quarter, but we also established a positive backdrop for the second quarter as we anticipate launching our blockchain-enabled data exchange and mobile loyalty ecosystem in parallel with our new initiatives specific to patent licensing and intellectual property monetization.”

First Quarter 2019 Business Highlights

-	Closed new and expansion contracts with customers from healthcare, media and entertainment, real estate, political, and travel and hospitality verticals
-	Named by Columbia-IBM Center for Blockchain and Data Transparency as Global Top 10 Category-Winning Enterprise-Grade Blockchain Business Networks
-	Announced data.world and Rifiniti partnerships, expanding our global partner network for the data and location services offerings within our Multiscreen-as-a-Service (MaaS) platform
-	Launched the Phunware Phenom Certified Developer Program, with Applaudo Studios becoming the first Phunware Phenom Certified Developer
-	Awarded 3 patents for (i) Indoor / Outdoor Mobile Device Location Monitoring, (ii) Enterprise Branded Application Frameworks for Mobile and Other Environments, and (iii) Mobile Device Localization Based on Relative Signal Strength Indicators, bringing our intellectual property portfolio to a total of 16 awarded patents and 6 patents-pending
-	Launched the PhunCoin Launch Alliance in conjunction with our blockchain-enabled data exchange and mobile loyalty ecosystem
-	Continued a Reg D, 506(c) token sale for accredited investors, including KYC / AML verification via CoinList
-	Commenced a Reg CF PhunCoin token sale to unaccredited investors via Republic crowdfunding portal

Safe Harbor Clause and Forward-Looking Statements:

This press release includes forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “expose,” “intend,” “may,” “might,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission (SEC), including our reports on Forms 10-K, 10-Q, 8-K and other filings that we make with the SEC from time to time. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under “Risk Factors” in our SEC filings may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

Disclosure Information

Phunware uses the investor relations section on its website, https://www.phunware.com, as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors should monitor the investor relations section on Phunware’s website in addition to following Phunware’s press releases, SEC filings, and public conference calls and webcasts.

About Phunware, Inc.

Everything You Need to Succeed on Mobile — Transforming Digital Human Experience

Phunware, Inc. (NASDAQ: PHUN) is the pioneer of Multiscreen-as-a-Service (MaaS), a fully integrated enterprise cloud platform for mobile that provides companies the products, solutions, data and services necessary to engage, manage and monetize their mobile application portfolios and audiences globally at scale. Phunware’s Software Development Kits (SDKs) include location-based services, mobile engagement, content management, messaging, advertising, analytics, loyalty and rewards (PhunCoin), as well as a mobile application framework of pre-integrated iOS and Android software modules for building in-house or channel-based mobile application and vertical solutions. Phunware helps the world’s most respected brands create category-defining mobile experiences. For more information about how Phunware is transforming the way consumers and brands interact with mobile in the virtual and physical worlds, visit https://www.phunware.com and https://www.phuncoin.com and follow @phunware and @phuncoin on all social media platforms.

2

Financial Results

Phunware, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share information)

	March 31,	December 31,
	2019	2018
Assets:	(Unaudited)
Current assets:
Cash	$1,065	$844
Accounts receivable, net	2,738	3,606
Prepaid expenses and other current assets	1,036	272
Total current assets	4,839	4,722

Property and equipment, net	50	66
Goodwill	25,846	25,821
Intangible assets, net	448	521
Deferred tax asset – long term	64	64
Restricted Cash	—	5,500
Other assets	187	187
Total assets	$31,434	$36,881

Liabilities, redeemable convertible preferred stock, and stockholders’ equity
Current liabilities:
Accounts payable	$8,600	$9,890
Accrued expenses	2,968	3,028
Deferred revenue	2,904	2,629
Factored receivables payable	1,631	2,434
Short term notes payable - related party	—	1,993
Total current liabilities	16,103	19,974

Deferred tax liability	64	64
Deferred revenue	4,447	5,622
Deferred rent	13	17
Total liabilities	20,627	25,677

Commitments and contingencies	—	—
Redeemable convertible preferred stock, $0.0001 par value	—	5,377

Stockholders’ equity
Common stock, $0.0001 par value	4	3
Additional paid in capital	125,421	118,062
Accumulated other comprehensive loss	(391)	(418)
Accumulated deficit	(114,227)	(111,820)
Total stockholders’ equity	10,807	5,827
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$31,434	$36,881

3

Phunware, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share information)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018

Net revenues	$5,315	$4,980
Cost of revenues	2,617	2,867
Gross profit	2,698	2,113

Operating expenses:
Sales and marketing	724	1,919
General and administrative	3,975	4,488
Research and development	1,309	2,300
Total operating expenses	6,008	8,707
Operating loss	(3,310)	(6,594)

Other income (expense):
Interest expense	(188)	(202)
Fair value adjustment for warrant liabilities	—	(54)
Impairment of digital currencies	—	(313)
Other income (expense)	4	(1)
Total other expense	(184)	(570)
Loss before taxes	(3,494)	(7,164)
Income tax benefit	—	—
Net loss	(3,494)	(7,164)
Other comprehensive income
Cumulative translation adjustment	27	54
Comprehensive loss	$(3,467)	$(7,110)
Net loss per share, basic and diluted	$(0.12)	$(0.29)
Weighted-average shares used to compute net loss per share, basic and diluted	30,264	24,952

4

Non-GAAP Financial Measures and Reconciliation

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to revenue or net income (loss), as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations include: (i) Non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating its ongoing operating performance for a particular period, (ii) Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations, and (iii) other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

We compensate for these limitations to Adjusted EBITDA by relying primarily on its GAAP results and using Adjusted EBITDA only for supplemental purposes. Adjusted EBITDA includes adjustments for items that may not occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other peer companies over time. Each of the normal recurring adjustments and other adjustments described in this paragraph help management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

Phunware, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net loss	$(3,494)	$(7,164)
Add back: Depreciation and amortization	91	124
Add back: Interest expense	188	202
Less: Income tax benefit	-	-
EBITDA	(3,215)	(6,838)
Add Back: Stock-based compensation	11	149
Adjusted EBITDA	$(3,204)	$(6,689)

5

Phunware, Inc.

Supplemental Information

(In thousands, except percentages)

(Unaudited)

	Three Months Ended March 31,		Change
	2019	2018	Amount	%
Revenue
Platform subscriptions and services	$4,821	$4,004	$817	20.4%
Application transaction	494	976	(482)	(49.4)%
Total revenue	$5,315	$4,980	$335	6.7%
Platform subscriptions and services as a percentage of total revenue	90.7%	80.4%
Application transactions as a percentage of total revenue	9.3%	19.6%

PR & Media Inquiries:

Sarah Miller

smiller@axis-entertainment.com

T: 310 276.2220

Investor Relations:

Phunware, Inc.

investorrelations@phunware.com

T: 512 693.4199

6

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 3, 2019

PHUNWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37862	26-4413774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Shoal Creek Blvd, Suite 230-S, Austin, Texas	78757
(Address of principal executive offices)	(Zip Code)

(512) 693-4199

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

Item 1.01 Entry Into a Material Definitive Agreement.

On June 3, 2019, Phunware, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Purchase Agreement”) with an investor (together with any subsequent investors, the “Investors”) for the sale of convertible promissory notes, convertible into shares of the Company’s common stock at a price of $11.50 per share (each a “Note, and together, the “Notes”). Consideration for the Notes may be paid in the form of cash or, in the Company’s sole discretion, cryptocurrency. Each Investor who pays with cryptocurrency will also enter into a Cryptocurrency Payment Agreement with the Company (the “Payment Agreement”) setting forth the terms and conditions under which the cryptocurrency will be accepted. At the initial closing on June 3, 2019, the Company issued a Note in the principal amount of $250,000.00. The Company may hold subsequent closings until June 2, 2020. The Company may not issue Notes under the Purchase Agreement in excess of $20 million, in the aggregate, unless otherwise agreed by the holders of a majority in interest of the principal outstanding under the Notes.

The Notes mature on June 3, 2024, and bear ordinary interest at a rate of 7% per annum. Interest under the Notes is payable quarterly beginning on September 30, 2019, and interest and principal under the Notes is payable monthly beginning on June 30, 2021. However, at the holder’s election, interest payments may be deferred until the earlier of (i) repayment in full of all remaining unpaid principal, and (ii) conversion. Each Note will convert voluntarily upon a holder’s election, or automatically upon the occurrence of the following events: (a) the closing sale price of the Company’s common stock equals or exceeds $17.25 per share for 20 out of 30 consecutive trading days, and (b) a registration statement is then in effect covering the disposition of the converted shares. Assuming Notes in an aggregate principal amount of $20 million are sold under the Purchase Agreement, and assuming that all interest payments are deferred until maturity, the Notes would be convertible to a maximum total of approximately 2,347,826 shares of the Company’s common stock.

The forms of the Note, the Purchase Agreement, and the Payment Agreement are attached as Exhibits 4.1, 10.1, and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The descriptions of the Purchase Agreement, the Notes, and the Payment Agreement set forth above are subject to, and qualified in their entirety by, the exhibits attached hereto. These forms are incorporated herein by reference only to provide investors with the terms of such documents and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided in response to Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

As more fully described in Item 1.01 above, which disclosure is hereby incorporated by reference into this Item 3.02, the Company agreed to issue the Notes to Investors, all of whom are accredited investors, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The Company will rely on this exemption from registration based in part on representations made by the Investors. The net proceeds to the Company from the offering of the Notes will be used for general working capital. The Notes have not been and will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration requirements. Neither this Current Report on Form 8-K nor any exhibit attached hereto shall constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1*	Form of Convertible Promissory Note
10.1*	Form of Purchase Agreement
10.2*	Form of Cryptocurrency Payment Agreement

*	Filed herewith.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHUNWARE, Inc.

Dated: June 4, 2019	By:	/s/ Alan S. Knitowski
Alan S. Knitowski
Chief Executive Officer

2

Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR A SALE IN COMPLIANCE WITH RULE 144 UNDER THE ACT.

CONVERTIBLE PROMISSORY NOTE

No. PN-[__]	Date of Issuance:
$[________]	[________], 2019

FOR VALUE RECEIVED, Phunware, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [________] (the “Lender”) the principal sum of [________] ($[________]), together with interest thereon from the date of this Note. Interest shall accrue at a rate of seven percent (7%) per annum. Interest shall be computed on the basis of a year of three hundred sixty-five (365) days for the actual number of days elapsed. Unless earlier converted into Conversion Shares pursuant to Section 2 of that certain Note Purchase Agreement by and among the Company, the Lender and certain other lenders dated as of June 3, 2019 (the “Purchase Agreement”), the principal and accrued interest shall be due and payable by the Company as follows:

Commencing on the First Payment Date and continuing on each Interest Payment Date thereafter until June 1, 2021, all unpaid and accrued interest shall be payable quarterly in arrears as it accrues on the outstanding principal; and

Beginning June 30, 2021, equal monthly installments of principal and interest shall be due and payable on the last day of each month, with principal payments amortized over a three year period, with a final installment consisting of all remaining unpaid principal and accrued interest due and payable in full on the Maturity Date.

Notwithstanding anything to the contrary set forth in this Note: (i) the Lender may elect to defer payment by the Company of all unpaid and accrued interest under this Note by providing written notice to the Company of such election; and (ii) on any such election, all unpaid and accrued interest under this Note shall be due and payable on the earlier to occur of (a) the payment in full of all remaining unpaid principal, and (b) the conversion of this Note pursuant to Section 2 of the Purchase Agreement. For the avoidance of doubt, on any conversion of this Note pursuant to the preceding clause (b), any interest so deferred shall be converted into Conversion Shares, along with all remaining unpaid principal, on the terms set forth in Section 2 of the Purchase Agreement.

This Note is one of a series of Notes issued pursuant to the Purchase Agreement, and capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1. Payment. All payments made by the Company shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to accrued interest due and payable and any remainder applied to principal.

2. No Security. This Note is a general unsecured obligation of the Company.

3. Conversion of the Notes. This Note and any amounts due hereunder shall be convertible into Conversion Shares in accordance with the terms of Section 2 of the Purchase Agreement. As promptly as practicable after the conversion of this Note pursuant to Section 2 of the Purchase Agreement, upon surrender of this Note the Company at its expense shall either, at the Company’s option, (i) issue and deliver to the holder of this Note a certificate or certificates for the number of whole Conversion Shares issuable upon such conversion, or (ii) cause the Company’s transfer agent to provide to the holder of this Note a book-entry statement evidencing the Conversion Shares issuable upon such conversion. The Company covenants that all Conversion Shares issued upon conversion of this Note will, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens, and charges caused or created by the Company with respect to the issue thereof.

4. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note, and the provision of notice pursuant to this Note shall be conducted pursuant to the terms of the Purchase Agreement.

5. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. Any transfer of this Note may be effected only pursuant to the terms of the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Lenders.

6. Directors and Officers Not Liable. In no event shall any director or officer of the Company be liable for any amounts due and payable pursuant to this Note.

7. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware as applied to other instruments made by Delaware residents to be performed entirely within the State of Delaware.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE PURCHASE AGREEMENT, THE UNDERLYING SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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8. Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby and this Note shall nevertheless be binding between the Company and the Lender.

9. Event of Default. If any Event of Default (as defined below) occurs, at the option and upon the written notice by the Majority Noteholders to the Company (which election and notice shall not be required in the case of an Event of Default under Section 9(c)), this Note shall accelerate and all principal and unpaid accrued interest shall be due and payable, and the holder of this Note may enforce payment of all amounts due and owing under this Note and exercise all remedies granted to it at law, in equity, or otherwise. The occurrence of any one or more of the following shall constitute an “Event of Default”:

a.	The Company fails to pay any of the principal due under this Note within thirty (30) days after the date that any such amount becomes due and payable, and such failure has continued for more than thirty (30) days after the Company’s receipt of written notice of such failure;

b.	The Company fails, on at least three (3) consecutive Interest Payment Dates, to pay the interest due under this Note within ten (10) days after the applicable Interest Payment Date, and the Company fails to bring such interest payments current within thirty (30) days after the Company’s receipt of written notice requesting same; provided, however, that this Section 9(b) shall not apply if the Lender has previously elected in writing to defer the payment of interest as contemplated by this Note;

c.	The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

d.	An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect), or a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official is appointed to take possession, custody or control of any property of the Company.

(signature page follows)

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IN WITNESS WHEREOF, the Company has executed this Note as of the date first written above.

COMPANY:

PHUNWARE, INC.

By:
Alan S. Knitowski, Chief Executive Officer

Signature Page to Phunware, Inc.

Convertible Promissory Note

Exhibit 10.1

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (the “Agreement”) is made as of June 3, 2019 (the “Effective Date”), by and among Phunware, Inc., a Delaware corporation (the “Company”), and the lenders named on the Schedule of Lenders attached hereto as Schedule I (the “Schedule of Lenders”) (each, a “Lender,” and collectively, the “Lenders”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1.

WHEREAS, each Lender intends to provide the Consideration (as defined below) to the Company as set forth opposite the name of each Lender on the Schedule of Lenders; and

WHEREAS, the parties wish to provide for the sale and issuance of the Notes (as defined below) in exchange for the provision by the Lenders of the Consideration to the Company.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions.

(a) “Common Stock” shall mean the Company’s Common Stock, $0.0001 par value per share.

(b) “Consideration” shall mean the purchase price paid by each Lender pursuant to this Agreement. Consideration shall be paid in the form of US dollars; provided, however, that the Company shall have the sole discretion to accept payment of the purchase price by each Lender in Cryptocurrency in lieu of US dollars.

(c) “Conversion Price” shall equal $11.50 per share (as may be adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations, or the like).

(d) “Conversion Shares” shall mean shares of Common Stock.

(e) “Cryptocurrency” means Bitcoin (BTC), Ether (ETH), or another type of cryptocurrency or other digital asset accepted by the Company in its sole discretion as payment of the purchase price by each Lender.

(f) “Cryptocurrency Payment Agreement” means the separate and additional agreement to be signed by the Company and each Lender from whom the Company will accept payment of the purchase price in Cryptocurrency in lieu of US dollars.

(g) “First Payment Date” shall mean September 30, 2019.

(h) “Interest Payment Date” shall mean the last day of each calendar quarter.

(i) “Majority Noteholders” shall mean the holders of a majority in interest of the aggregate principal amount of the Notes then outstanding.

(j) “Maturity Date” shall mean, with respect to each Note issued under this Agreement, June 3, 2024.

(k) “Notes” shall mean the promissory notes issued to the Lenders pursuant to Section 2 in the form attached hereto as Exhibit A.

(l) “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association, or other entity.

(m) “Principal Market” shall mean the Nasdaq Capital Market; provided, however, that in the event that the Common Stock is ever listed or traded on the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE Amex, OTCQB, or OTCQX (or any successor to any of the foregoing), then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

(n) “Securities Act” shall mean the Securities Act of 1933, as amended.

(o) “Trading Day” shall mean a day on which the Principal Market is open for trading.

2. Issuance of Notes. In exchange for the Consideration paid by each Lender and upon the execution and delivery of the Note Purchase Agreement by each Lender, the Company shall sell and issue to such Lender one or more Notes. Each Note shall have a principal equal to the Consideration paid by such Lender for such Note as set forth in the Schedule of Lenders. Notwithstanding the foregoing, if the Company elects to accept Consideration in the form of Cryptocurrency, the principal shall be expressed in US dollars and valued in accordance with the Cryptocurrency Payment Agreement. Each Note shall be convertible into Conversion Shares pursuant to this Section 2. The Company shall not issue Notes in excess of $20,000,000.00 in the aggregate unless otherwise agreed by the Majority Noteholders.

2.1 Automatic Conversion of Notes. In the event that (i) the closing sale price of the Common Stock on the Principal Market equals or exceeds $17.25 per share for twenty (20) out of any thirty (30) consecutive Trading Days, and (ii) a registration statement under the Securities Act is then in effect to cover the disposition of the Conversion Shares, then the outstanding principal and unpaid accrued interest on each Note shall be automatically converted into the requisite number of Conversion Shares. The requisite number of Conversion Shares to be issued upon such conversion of a Note shall be equal to the quotient obtained by dividing (x) the outstanding principal and unpaid accrued interest on such Note as of the date of such conversion by (y) the Conversion Price, which quotient shall be rounded down to the nearest whole share.

2.2 Optional Conversion of Notes. At any time at the election of the holder, such holder’s Note will convert into that number of Conversion Shares equal to the quotient obtained by dividing (x) the outstanding principal and unpaid accrued interest on such Note as of the date of such conversion by (y) the Conversion Price, which quotient shall be rounded down to the nearest whole share.

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2.3 Restriction on Conversion. Notwithstanding anything to the contrary set forth in Section 2.1 or Section 2.2, no conversion shall be effected under this Section 2 at any time prior to the Final Closing without the Company’s prior written consent.

2.4 Mechanics of Conversion. The Company shall not be required to issue or deliver any Conversion Shares to a holder of a Note until such holder has surrendered such Note to the Company or has provided an affidavit of loss reasonably acceptable to the Company.

2.5 Authorized Stock. The Company shall use its best efforts to authorize a sufficient number of shares of Common Stock for issuance pursuant to conversion under this Section 2.

2.6 Prepayment; Pro Rata Payment. Prepayment of principal, together with unpaid accrued interest, may be made at any time, without penalty, at the Company’s option. The Notes shall be pari passu in right of payment with respect to each other. All payments to the Lenders under the Notes shall be made on a pro rata basis among the Lenders based upon the aggregate principal and unpaid accrued interest on the Notes outstanding immediately prior to any such payments.

3. Closing Mechanics.

3.1 Initial Closing. The initial closing of the sale of the Notes in return for the Consideration paid by each Lender (the “Initial Closing”) will take place remotely via the exchange of documents and signatures on the date of this Agreement, or at such other time and place as the Company shall designate. At the Initial Closing and each Subsequent Closing, each Lender will deliver the Consideration to the Company and the Company will deliver to each Lender one or more executed Notes in return for the respective Consideration provided to the Company.

3.2 Subsequent Closing. In any subsequent closing (each, a “Subsequent Closing”), the Company may sell additional Notes subject to the terms of this Agreement to any Lender as it shall select; provided that such sale will not take place later than June 2, 2020, unless otherwise agreed by the Majority Noteholders. Any subsequent purchaser of Notes shall become a party to, and shall be entitled to receive Notes in accordance with, this Agreement. Each Subsequent Closing shall take place at such locations and at such times as shall be mutually agreed upon orally or in writing by the Company and such purchasers of additional Notes. The Schedule of Lenders will be updated to reflect the additional Notes purchased at each Subsequent Closing and the parties purchasing such additional Notes. The last Subsequent Closing effected under this Agreement shall be referred to herein as the “Final Closing.”

4. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Lenders that the following representations and warranties are true and complete as of the date of the applicable Closing.

4.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Company’s business or properties.

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4.2 Authorization. Except for the authorization and issuance of any Conversion Shares issued or issuable pursuant to Section 2, the Company and its directors, officers and stockholders have taken all corporate action required for the authorization, execution and delivery of this Agreement and the Notes. This Agreement and the Notes, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 Compliance with Other Instruments. Neither the authorization, execution and delivery of this Agreement, nor the authorization, issuance, execution and delivery of the Notes, shall constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s Certificate of Incorporation or Bylaws or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

4.4 Valid Issuance of Stock. The Conversion Shares to be issued, sold and delivered upon conversion of the Notes shall be duly authorized and validly issued, fully paid and nonassessable and, subject to the truth and correctness of the representations and warranties of the Lenders in Section 5, shall be issued in compliance with all applicable federal and state securities laws.

5. Representations and Warranties of the Lenders. In connection with the transactions provided for herein, each Lender hereby represents and warrants to the Company, severally and not jointly, as of the date of the applicable Closing that:

5.1 Authorization. This Agreement constitutes such Lender’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Each Lender represents that it has full power and authority to enter into this Agreement.

5.2 Purchase Entirely for Own Account. Each Lender acknowledges that this Agreement is made with such Lender in reliance upon such Lender’s representations and warranties to the Company set forth in this Agreement, including, without limitation, such Lender’s representation to the Company that the Note or Notes and any Conversion Shares issued to such Lender pursuant to Section 2 (collectively, the “Securities”) will be acquired for investment for such Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Lender has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, each Lender further represents that such Lender does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Securities.

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5.3 Disclosure of Information. Each Lender acknowledges that it has had the opportunity to review the reports, schedules, forms, statements and other documents filed by the Company with the SEC (the “SEC Reports”) and that the SEC Reports constitute all of the information such Lender considers necessary or appropriate for deciding whether to acquire the Securities. Each Lender further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms of the offering of the Securities. Each Lender hereby represents, warrants, and certifies to the Company as follows: (i) that such Lender became interested in the offering of the Notes through a substantive, pre-existing relationship with the Company or through direct contact by the Company or its agents outside of the Company’s public offering effort and not as a result of the Company’s pending registration statement; and (ii) that such Lender did not independently contact the Company as a result of the Company’s pending registration statement. Additionally, each Lender hereby represents and warrants to the Company that none of such Lender or any of such Lender’s covered persons has been convicted of any of the felonies or misdemeanors, and that none of such persons has been subject to any of the orders, judgments, decrees or other conditions, set forth in Rule 506(d) of Regulation D promulgated by the SEC. Each Lender covenants to provide immediate written notice to the Company in the event such Lender or any of such Lender’s covered persons is convicted of any felony or misdemeanor or becomes subject to any order, judgment, decree or other condition set forth in Rule 506(d) of Regulation D promulgated by the SEC, as may be amended from time to time. Each Lender covenants to provide such information to the Company as the Company may reasonably request in order to comply with the disclosure obligations set forth in Rule 506(e) of Regulation D promulgated by the SEC, as may be amended from time to time.

5.4 Investment Experience. Each Lender is an investor in securities of companies in the growth stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, each Lender also represents it has not been organized solely for the purpose of acquiring the Securities.

5.5 Accredited Investor. Each Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

5.6 Restricted Securities. Each Lender understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Each Lender represents that it is familiar with Rule 144 under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act as a whole.

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5.7 Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth above, each Lender further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee of such disposition has agreed in writing for the benefit of the Company to be bound by this Section 5 and:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i) the Lender has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, the Lender shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.

5.8 Legends. It is understood that the Securities may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR A SALE IN COMPLIANCE WITH RULE 144 UNDER THE ACT.”

5.9 Residence. If the Lender is an individual, such Lender resides in the state or province identified in the address shown on such Lender’s signature page hereto. If the Lender is a partnership, corporation, limited liability company, or other entity, such Lender’s principal place of business is located in the state or province identified in the address shown on such Lender’s signature page hereto.

5.10 Accuracy of Information. All of the information provided by the Lender pursuant to this Agreement, the Cryptocurrency Payment Agreement (if applicable), and all attachments, exhibits and other documents related hereto and thereto is true, correct, and complete in all respects.

6. Miscellaneous.

6.1 Successors and Assigns. Except as otherwise provided herein, the terms of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that, except in connection with an assignment by operation of law by the Company to the acquirer of the Company, the Company may not assign its obligations under this Agreement or under any Note without the written consent of the Majority Noteholders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. For the avoidance of doubt, a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company shall not constitute an assignment by the Company hereunder.

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6.2 Governing Law. This Agreement and the Notes shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES, THE UNDERLYING SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 6.5):

If to the Company:

Phunware, Inc.

7800 Shoal Creek Boulevard, Suite 230-S

Austin, Texas 78757

Attention: CFO

If to Lenders:

At the respective addresses shown on Schedule I.

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6.6 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Lender agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Lender or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Lenders from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

6.8 Entire Agreement. This Agreement (including the Exhibits hereto), the Notes and, with respect to each Lender from whom the Company will accept payment of the purchase price in Cryptocurrency in lieu of US dollars, the Cryptocurrency Payment Agreement, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.9 Amendments and Waivers. Any term of this Agreement or the Notes may be amended and the observance of any term of this Agreement or the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Majority Noteholders. Any waiver or amendment effected in accordance with this Section shall be binding upon each party to this Agreement and any holder of any Note purchased under this Agreement at the time outstanding and each future holder of all such Notes. Each Lender acknowledges that, by the operation of this Section 6.9, the Majority Noteholders have the right and power to diminish or eliminate all rights of such Lender under this Agreement and each Note issued to such Lender.

6.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.11 Exculpation Among Lenders. Each Lender acknowledges that it is not relying upon any Person or stockholder, other than the Company and its directors and officers in their capacities as such, in making its investment or decision to invest in the Company. Each Lender agrees that no other Lender nor the respective controlling Persons, directors, officers, partners, agents, stockholders or employees of any other Lender shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase and sale of the Notes. The Company’s agreements with each of the Lenders are separate agreements, and the sales of the Notes to each of the Lenders are separate sales.

6.12 Specific Enforcement. Each party acknowledges and agrees that the Company will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the Company shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

(signature page follows)

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IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first written above.

COMPANY:

PHUNWARE, INC.

By:
Alan S. Knitowski, Chief Executive Officer

Signature Page to Phunware, Inc.

Note Purchase Agreement

IN WITNESS WHEREOF, each Lender has executed this Agreement as of the date first written above.

LENDERS:

If individual:

(signature)

Print Name:

If entity:

(name of entity)

By:
Name:
Title:

Address:

Signature Page to Phunware, Inc.

Note Purchase Agreement

SCHEDULE I

Schedule of Lenders

Lender Name and Address	Consideration and Principal Amount of Note

TOTAL

EXHIBIT A

Form of Note

Exhibit 10.2

CRYPTOCURRENCY PAYMENT AGREEMENT

THIS CRYPTOCURRENCY PAYMENT AGREEMENT (the “Agreement”) is made as of ________ __, 2019 (the “Effective Date”), by and among Phunware, Inc., a Delaware corporation (the “Company”), and the persons named on Schedule I attached hereto (the “Schedule”) (each, a “Named Lender,” and collectively, the “Named Lenders”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in that certain Note Purchase Agreement by and among the Company, the Named Lenders, and the other Lenders identified therein, dated as of June 3, 2019 (the “Note Purchase Agreement”).

WHEREAS, the Note Purchase Agreement provides that, if the Company elects to accept Consideration in the form of Cryptocurrency, the principal shall be expressed in US dollars (“USD”) and valued in accordance with this Agreement; and

WHEREAS, each Named Lender intends to provide the Consideration to the Company in the form of Cryptocurrency as set forth opposite the name of such Named Lender on the Schedule.

NOW, THEREFORE, the parties hereby agree as follows:

1. Transfer of Cryptocurrency. If the Company elects to accept Consideration in the form of Cryptocurrency, as of the applicable Initial Closing or Subsequent Closing (as the case may be), each Named Lender hereby assigns and transfers unto the Company all of such Named Lender’s right, title and interest of every kind, nature and description in the Consideration in the form of Cryptocurrency owned by such Named Lender.

2. Additional Closing Mechanics. The payment procedures, exchange rate methodology and other provisions set forth below shall apply to each Named Lender, severally and not jointly.

2.1 Timing of Payment; Company Wallet. Unless agreed otherwise with the Company, payment shall be made by each Named Lender’s delivery of Cryptocurrency to the Company’s Wallet at or before 5:00 p.m. (eastern time) on the date of the Initial Closing or Subsequent Closing, as the case may be (in each case free and clear of liens and other encumbrances). The Company’s “Wallet” means the location, wallet, address, account or storage device designated by the Company in a written notice given to each Named Lender as the location to which Cryptocurrency to be delivered to the Company pursuant hereto should be sent.

2.2  Exchange Rate. The USD value of Consideration in the form of Cryptocurrency to which a Named Lender will be entitled under the Agreement will be determined as follows, or as otherwise agreed with the Company. Consideration received by the Company shall be converted into USD based upon the daily exchange rate for such Cryptocurrency to provide the USD equivalent Consideration. The daily exchange rate shall be the last traded price for such Cryptocurrency to USD exchange transaction, as reflected on www.gdax.com (GDAX) closest to 5:00:00, meaning the last trade closest to and including 5:00:00p.m. (ET) (but not after 5:00:00) on the date of the Initial Closing or Subsequent Closing, as applicable.

2.3 Acceptance by the Company; Completion of Transaction. Each Named Lender acknowledges that transfer and payment of Consideration in the form of Cryptocurrency is only complete once the Cryptocurrency has been successfully delivered to the Company’s Wallet and the Company has accepted the Cryptocurrency as Consideration as of the Initial Closing or Subsequent Closing. Upon acceptance, and once the USD equivalent Consideration is determined, the Company will provide the applicable Named Lender with a confirmation email, which substantiates the Consideration in the form of Cryptocurrency.

2.4 Effect of Transfer. Each Named Lender further acknowledges that, once such Named Lender transfers the Cryptocurrency and the applicable Initial Closing or Subsequent Closing occurs, the Company acquires the entire economic interest in the Cryptocurrency and the Cryptocurrency is exclusively owned and controlled by the Company.

2.5 Additional Information and Documentation. Upon request by the Company, the Named Lender may be required to provide additional information and documentation regarding the Cryptocurrency to the Company or its designated service provider, including but not limited to the purchase source and date and time of acquisition.

2.6 Non-Acceptance by the Company. Should the Company determine, in its sole discretion, that it is unable to accept Consideration in the form of Cryptocurrency, each Named Lender acknowledges that the Company will return the amount of Cryptocurrency contributed by such Named Lender to such Named Lender’s wallet, if the Company has not yet converted the Cryptocurrency to USD. If the Company determines, in its sole discretion, that it cannot accept the Consideration in the form of Cryptocurrency after the Company has converted the Cryptocurrency to USD, the Company will use the proceeds of the conversion to buy Cryptocurrency with the USD proceeds from the sale of the contributed Cryptocurrency. In any such instance, the returned Cryptocurrency may not be the exact amount of Cryptocurrency that the Named Lender originally contributed.

3. Representations and Warranties of each Named Lender. In connection with the transactions provided for herein, each Named Lender hereby represents and warrants to the Company, severally and not jointly, as of the date of the applicable Initial Closing or Subsequent Closing (as the case may be) that:

3.1 Authorization. Each Named Lender agrees that any Consideration in the form of Cryptocurrency, once accepted by the Company, represents an irrevocable payment to the Company and is not refundable to the Named Lender (except in the event that the Company determines, in its sole discretion, that it cannot accept the Consideration in the form of Cryptocurrency).

3.2 Volatility of Cryptocurrency. Each Named Lender acknowledges that the Cryptocurrency may be volatile, and that the Cryptocurrency received by the Company and/or the funding amount (or the amount of Cryptocurrency returned to the Named Lender in the event that the Company determines, in its sole discretion, that it cannot accept the Consideration in the form of Cryptocurrency after it has been converted into USD) may be different (higher or lower) from the fair market value or other measure of the value of the Cryptocurrency at the time of the payment to the Company.

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3.3 Ownership of Cryptocurrency. Each Named Lender has, or will have, at the time of (and immediately prior to) the applicable Initial Closing or Subsequent Closing (as the case may be), (i) the right to assign such Cryptocurrency, (ii) sole legal ownership of such Cryptocurrency, free and clear of all liens, and (iii) sole legal ownership of all applicable funding asset addresses and custodial accounts.

3.4 No Unlawful Sources. Each Named Lender agrees that, to the best of his or her knowledge, such Named Lender’s Consideration in the form of Cryptocurrency is not derived from unlawful sources or activities. Each Named Lender acknowledges that, due to anti-money laundering requirements, the Company may require additional documentation before the Company accepts Consideration in the form of Cryptocurrency. Please be aware that a Named Lender’s failure to provide or a delay in providing any such documentation may delay acceptance by the Company or cause such Named Lender’s Consideration in the form of Cryptocurrency to be rejected entirely.

3.5 Certain AML Compliance Obligations. None of such Named Lender or, to the knowledge of such Named Lender, any director, officer, employee, agent, or affiliate of such Named Lender, is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. Each Named Lender (and, if such Named Lender is an entity, its directors, officers and employees) and, to the knowledge of such Named Lender, the agents of such Named Lender, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law.

3.6 No Tax Advice. Such Named Lender has not relied on the Company or any director, officer, employee, agent, or affiliate of the Company for any tax or accounting advice concerning this Agreement, the Note Purchase Agreement, or the Note, and has made its own determination as to the tax and accounting treatment of the transactions contemplated hereby and thereby. The Company does not provide legal or tax advice.

4. Miscellaneous.

4.1 Further Assurances. In connection with this Agreement, and all transactions contemplated by this Agreement, each Named Lender agrees to execute and deliver such additional documents and instruments and to perform additional acts as may be necessary and appropriate to effectuate, carry out and perform the terms of this Agreement and such transactions.

4.2 Indemnification. Each Named Lender, severally and not jointly, agrees to indemnify and hold harmless the Company and its affiliates, and the officers, directors, employees, and agents of any of the foregoing (together, the “Indemnified Persons”), from and against any and all loss, damage, liability or expense, including reasonable costs and attorneys’ fees and disbursements, which an Indemnified Person may incur by reason of, or in connection with, any representation or warranty made in this Agreement not having been true, correct and complete when made or any misrepresentation made by such Named Lender or any failure by such Named Lender to fulfill any of the covenants or agreements set forth in this Agreement or in any other document provided by the Named Lender to the Company.

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4.3 Incorporation by Reference. Each party acknowledges and agrees that the provisions of Section 6 (Miscellaneous) of the Note Purchase Agreement are incorporated into this Agreement by reference, mutatis mutandis, except that Sections 6.1 (Successors and Assigns) and 6.9 (Amendments and Waivers) of the Note Purchase Agreement shall not be incorporated by reference.

4.4 Successors and Assigns. Except as otherwise provided herein, the terms of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

4.5 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of a majority in interest of the aggregate principal amount of the Notes then outstanding and held by the Named Lenders (the “Majority Named Lenders”). Each Named Lender acknowledges that, by the operation of this Section 4.5, the Majority Named Lenders have the right and power to diminish or eliminate all rights of such Named Lender under this Agreement.

4.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(signature page follows)

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IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first written above.

COMPANY:

PHUNWARE, INC.

By:
Alan S. Knitowski, Chief Executive Officer

Signature Page to Phunware, Inc.

Cryptocurrency Payment Agreement

IN WITNESS WHEREOF, each Named Lender has executed this Agreement as of the date first written above.

NAMED LENDERS:

If individual:

(signature)

Print Name:

If entity:

(name of entity)

By:
Name:
Title:

Address:

Signature Page to Phunware, Inc.

Cryptocurrency Payment Agreement

SCHEDULE I

Schedule of Named Lenders

Named Lender Name and Address	Consideration (Type of Cryptocurrency)	Principal Amount of Note (in US dollars)

TOTAL